--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K
                            ------------------------

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JULY 19, 1999

                         ALLIED WASTE INDUSTRIES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                    DELAWARE
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                   0-19285                                      88-0228636
          (COMMISSION FILE NUMBER)                   (IRS EMPLOYER IDENTIFICATION NO.)
  15880 N. GREENWAY/HAYDEN LOOP, SUITE 100
             SCOTTSDALE, ARIZONA                                   85260
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (602) 627-2700

                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS

     On March 8, 1999 Allied Waste Industries, Inc. ("Allied or the "Company") and Browning-Ferris Industries, Inc. ("BFI") announced that they had entered into a definitive merger agreement under which Allied will acquire BFI for $45 in cash per BFI common share. The transaction is structured as a merger of BFI with a subsidiary of Allied and is subject to the satisfaction of certain conditions. Allied recently entered into (1) an agreement to sell BFI's medical waste operations to Stericycle, Inc. for approximately $440.0 million, (2) an agreement to sell BFI's Canadian solid waste operations to Waste Management, Inc. for approximately $501.0 million, (3) an agreement to sell BFI Gas Services, Inc. to Gas Recovery Systems, Inc. for approximately $78.0 million and
(4) an agreement to sell all of the shares of SITA, S.A. owned by BFI to Suez Lyonnaise des Eaux, S.A. for approximately $444.0 million. The financial statements and pro forma financial statements included herein are preliminary and for informational purposes and should be read in connection with the Form 8-K filed on March 16, 1999 announcing this transaction and the Agreement and Plan of Merger.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(A)  PRO FORMA COMBINED FINANCIAL STATEMENTS
     Pro Forma Combined Balance Sheet -- March 31, 1999            II-3
       (unaudited)...............................................
     Pro Forma Combined Statement of Operations for the Three      II-4
       Months Ended March 31, 1999 (unaudited)...................
     Pro Forma Combined Statement of Operations for the Year       II-5
       Ended December 31, 1998 (unaudited).......................
     Notes to Pro Forma Combined Financial Statements............  II-6

(B)  FINANCIAL STATEMENTS FOR BROWNING-FERRIS INDUSTRIES, INC.
     Report of Independent Public Accountants....................  II-13
     Consolidated Balance Sheet -- September 30, 1997, 1998 and    II-14
       March 31, 1999 (unaudited)................................
     Consolidated Statements of Operations for the Three Years     II-15
       Ended September 30, 1998 and the Six Months Ended March
       31, 1998 and 1999 (unaudited).............................
     Consolidated Statements of Common Stockholders' Equity for    II-16
       the Three Years Ended September 30, 1998..................
     Consolidated Statements of Cash Flows for the Three Years     II-17
       Ended September 30, 1998 and the Six Months Ended March
       31, 1998 and 1999 (unaudited).............................
     Notes to Consolidated Financial Statements..................  II-18

(C)  EXHIBITS

    23.1  Consent of Arthur Andersen LLP
    23.2  Consent of Arthur Andersen LLP

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma combined balance sheet as of March 31, 1999 gives effect to the acquisition of Browning-Ferris Industries, Inc. ("BFI"), the related financings, and the sales of the BFI medical waste operations, the Canadian operations of BFI, the BFI Gas Services, Inc. operations and the shares of SITA, S.A. owned by BFI, as if each had occurred on March 31, 1999. The unaudited pro forma combined statement of operations for the three months ended March 31, 1999 and the year ended December 31, 1998 give effect to these transactions as if each had occurred on January 1, 1998.

     These financial statements do not purport to be indicative of the combined results of operations of Allied Waste Industries, Inc. ("Allied") and BFI that might have occurred had the BFI acquisition been completed on such dates, nor are they indicative of future results of operations. The pro forma adjustments related to the purchase allocation of the BFI acquisition are preliminary and do not give effect to any appraisal and marking to fair market value of the assets and liabilities of BFI which Allied intends to do in connection with the purchase accounting to be performed subsequent to the closing of the acquisition. Purchase price adjustments recorded based upon information to be received in the future may have a significant impact on total assets, total liabilities, cost of operations, depreciation and amortization, goodwill amortization and interest expense. In addition, the pro forma adjustments do not reflect possible acquisition related costs relating to environmental related matters, litigation liabilities, regulatory compliance matters, restructuring, integration and abandonment of assets, which could result in significant additional charges. Purchase accounting adjustments, acquisition related costs and other possible charges which may arise from the acquisition of BFI may materially impact our future combined financial position and combined financial results of operations. The pro forma combined financial statements do not give effect to possible future sales of assets or operations or to any cost savings or other benefits of the business combination which may result from the integration of Allied's and BFI's operations.

     The unaudited pro forma combined financial statements should be read in conjunction with the notes to the unaudited pro forma combined financial statements, the historical consolidated financial statements of Allied and related notes, as previously filed with the Securities and Exchange Commission and incorporated herein by reference, and the historical consolidated financial statements of BFI and related notes included elsewhere herein.

                         ALLIED WASTE INDUSTRIES, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                             PRO FORMA
                                                            ADJUSTMENTS
                                ALLIED         BFI        RELATED TO THE         BFI
                              HISTORICAL    HISTORICAL    BFI ACQUISITION    DISPOSITIONS
                               (NOTE 1)      (NOTE 2)        (NOTE 3)          (NOTE 4)       PRO FORMA
                              ----------    ----------    ---------------    ------------    -----------
           ASSETS
Cash and cash equivalents...  $   37,043    $   60,519      $   126,276(a)    $      --      $   223,838
Other current assets........     454,745       771,295            2,504(b)      (72,660)       1,155,884
Assets held for sale........          --            --       (1,463,000)(c)   1,463,000               --
                              ----------    ----------      -----------       ---------      -----------
     Total current assets...     491,788       831,814       (1,334,220)      1,390,340        1,379,722
Property and equipment,
  net.......................   1,799,733     2,847,495               --        (229,418)       4,417,810
Goodwill, net...............   1,451,412       602,507        6,329,154(d)     (845,187)       7,537,886
Other assets................     147,734       167,396          247,782(e)      (12,980)         549,932
Investments in
  unconsolidated
  affiliates................          --       484,953               --        (346,159)         138,794
                              ----------    ----------      -----------       ---------      -----------
     Total assets...........  $3,890,667    $4,934,165      $ 5,242,716       $ (43,404)     $14,024,144
                              ==========    ==========      ===========       =========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Other current liabilities...  $  445,090    $  883,770      $        --       $ (21,736)     $ 1,307,124
Current portion of long-term
  debt......................      21,306         7,308               --            (594)          28,020
                              ----------    ----------      -----------       ---------      -----------
     Total current
       liabilities..........     466,396       891,078               --         (22,330)       1,335,144
Long-term debt, net of
  current portion...........   2,190,313     1,971,009        5,573,485(f)       (5,364)       9,729,443
Other long-term
  liabilities...............     252,941       770,143               --         (15,710)       1,007,374
Stockholders' equity........     981,017     1,301,935         (330,769)(g)          --        1,952,183
                              ----------    ----------      -----------       ---------      -----------
Total liabilities and
  equity....................  $3,890,667    $4,934,165      $ 5,242,716       $ (43,404)     $14,024,144
                              ==========    ==========      ===========       =========      ===========

 The accompanying notes are an integral part of this pro forma combined balance sheet.

                         ALLIED WASTE INDUSTRIES, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                  (UNAUDITED)
                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                                   PRO FORMA
                                                                  ADJUSTMENTS
                                        ALLIED        BFI        RELATED TO THE        BFI
                                      HISTORICAL   HISTORICAL   BFI ACQUISITION    DISPOSITIONS
                                       (NOTE 1)     (NOTE 2)        (NOTE 3)         (NOTE 4)     PRO FORMA
                                      ----------   ----------   ----------------   ------------   ----------
Revenues............................   $408,045    $1,027,896      $      --         $(90,471)    $1,345,470
Cost of operations..................    230,014       644,554             --          (57,391)       817,177
Selling, general and administrative
  expenses..........................     33,809       132,659             --           (9,739)       156,729
Depreciation and amortization
  expense...........................     38,873        98,481             --           (5,920)       131,434
Goodwill amortization...............      8,771         4,288         34,692(a)          (940)        46,811
Acquisition related and unusual
  costs.............................      1,116        19,183             --               --         20,299
                                       --------    ----------      ---------         --------     ----------
Operating income....................     95,462       128,731        (34,692)         (16,481)       173,020
Interest income.....................       (375)           --             --               --           (375)
Interest expense....................     27,845        30,049        134,817(b)            --        192,711
Equity in earnings of unconsolidated
  affiliates........................         --       (10,967)            --             (669)       (11,636)
                                       --------    ----------      ---------         --------     ----------
Income (loss) before income taxes,
  minority interest and
  extraordinary loss................     67,992       109,649       (169,509)         (15,812)        (7,680)
Income tax expense..................     27,537        47,773        (53,253)(c)       (6,638)        15,419
Minority interest...................         --         1,314             --             (374)           940
                                       --------    ----------      ---------         --------     ----------
Income (loss) before extraordinary
  loss..............................     40,455        60,562       (116,256)          (8,800)       (24,039)
Dividends on the senior convertible
  preferred stock...................         --            --         17,055               --         17,055
                                       --------    ----------      ---------         --------     ----------
Net income (loss) to common
  shareholders before extraordinary
  loss..............................   $ 40,455    $   60,562      $(133,311)        $ (8,800)    $  (41,094)
                                       ========    ==========      =========         ========     ==========
Basic EPS:
Net loss before extraordinary
  loss..............................   $   0.22                                                   $    (0.13)
                                       ========                                                   ==========
Weighted average common shares
  outstanding.......................    186,403                                                      186,403
                                       ========                                                   ==========
Diluted EPS:
Net loss before extraordinary
  loss..............................   $   0.21                                                   $    (0.13)
                                       ========                                                   ==========
Weighted average common and common
  equivalent shares outstanding.....    190,562                                                      186,403
                                       ========                                                   ==========

The accompanying notes are an integral part of this pro forma combined statement of operations.

                         ALLIED WASTE INDUSTRIES, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                                  PRO FORMA
                                                                 ADJUSTMENTS
                                       ALLIED     PRO FORMA     RELATED TO THE        BFI
                                     HISTORICAL      BFI       BFI ACQUISITION    DISPOSITIONS
                                      (NOTE 1)     (NOTE 2)        (NOTE 3)         (NOTE 4)     PRO FORMA
                                     ----------   ----------   ----------------   ------------   ----------
Revenues...........................  $1,575,612   $4,112,782      $      --        $(370,107)    $5,318,287
Cost of operations.................     892,273    2,613,419             --         (228,413)     3,277,279
Selling, general and administrative
  expenses.........................     155,835      515,149             --          (42,840)       628,144
Depreciation and amortization
  expense..........................     149,260      392,347             --          (26,481)       515,126
Goodwill amortization..............      30,705       17,031        139,059(a)        (3,928)       182,867
Acquisition related and unusual
  costs............................     247,902       (3,545)            --             (257)       244,100
Asset impairments..................      69,714           --             --               --         69,714
                                     ----------   ----------      ---------        ---------     ----------
Operating income...................      29,923      578,381       (139,059)         (68,188)       401,057
Interest income....................      (4,030)      (4,723)            --              560         (8,193)
Interest expense...................      88,431      110,759        539,269(b)          (408)       738,051
Equity in earnings of
  unconsolidated affiliates........          --      (51,208)            --            7,846        (43,362)
                                     ----------   ----------      ---------        ---------     ----------
Income (loss) before income taxes,
  minority interest and
  extraordinary loss...............     (54,478)     523,553       (678,328)         (76,186)      (285,439)
Income tax expense.................      43,773      206,283       (213,011)(c)      (31,892)         5,153
Minority interest..................          --        2,233             --               --          2,233
                                     ----------   ----------      ---------        ---------     ----------
Income (loss) before extraordinary
  loss.............................     (98,251)     315,037       (465,317)         (44,294)      (292,825)
Dividends on the senior convertible
  preferred stock..................          --           --         66,602               --         66,602
                                     ----------   ----------      ---------        ---------     ----------
Net income (loss) to common
  shareholders before extraordinary
  loss.............................  $  (98,251)  $  315,037      $(531,919)       $ (44,294)    $ (359,427)
                                     ==========   ==========      =========        =========     ==========
Basic EPS:
Net loss before extraordinary
  loss.............................  $    (0.54)                                                 $    (1.60)
                                     ==========                                                  ==========
Weighted average common shares
  outstanding......................     182,796                                                     182,796
                                     ==========                                                  ==========
Diluted EPS:
Net loss before extraordinary
  loss.............................  $    (0.54)                                                 $    (1.60)
                                     ==========                                                  ==========
Weighted average common and common
  equivalent shares outstanding....     182,796                                                     182,796
                                     ==========                                                  ==========

The accompanying notes are an integral part of this pro forma combined statement of operations.

                         ALLIED WASTE INDUSTRIES, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  ALLIED HISTORICAL

     The historical balances represent the balance sheet and results of operations of Allied as of and for each of the indicated periods as reported in the historical consolidated financial statements of Allied.

2.  BFI HISTORICAL BALANCE SHEET AND PRO FORMA STATEMENT OF OPERATIONS

     BFI HISTORICAL BALANCE SHEET

     The historical balances represent the consolidated balance sheet of BFI as of March 31, 1999, as reported in the historical consolidated financial statements of BFI.

     BFI PRO FORMA STATEMENT OF OPERATIONS

     The amounts related to the BFI Acquisition in the pro forma combined statements of operations represent the historical results of operations of BFI for the three months ended March 31, 1999 and the year ended September 30, 1998 adjusted to give effect to BFI's divestiture of its operations outside of North America associated with the SITA Transaction (as defined below). Therefore, the pro forma statements of operations do not include BFI's three months ended December 31, 1998. Revenues and income before income taxes were $1,050.7 million and $129.4 million, respectively, for the three months ended December 31, 1998.

     In November 1997, BFI entered into an agreement to merge its operations outside North America with SITA, a subsidiary of Suez Lyonnaise des Eaux. On March 31, 1998, BFI announced that this transaction had been completed (the "SITA Transaction"). Under the terms of the agreement, BFI received cash totaling $950 million and shares of SITA stock amounting to approximately 19.2% equity interest in SITA. Suez Lyonnaise des Eaux owns more than 50% of SITA.

     The following table represents the historical results of operations of BFI for the year ended September 30, 1998, giving pro forma effect to the SITA Transaction as if it had occurred on October 1, 1997 (amounts in thousands):

                                                                        PRO FORMA
                                                                       ADJUSTMENTS
                                                            BFI         FOR SITA      PRO FORMA
                                                         HISTORICAL    TRANSACTION       BFI
                                                         ----------    -----------    ----------
Revenues...............................................  $4,745,748     $(632,966)    $4,112,782
Cost of operations.....................................   3,064,171      (450,752)     2,613,419
Selling, general and administrative expenses...........     586,819       (71,670)       515,149
Depreciation and amortization expense..................     469,955       (60,577)       409,378
Acquisition related and unusual costs..................     (21,464)       17,919         (3,545)
                                                         ----------     ---------     ----------
Operating income.......................................     646,267       (67,886)       578,381
Interest income........................................      (4,723)           --         (4,723)
Interest expense.......................................     123,000       (12,241)       110,759
Equity income of unconsolidated affiliates.............     (60,078)        8,870        (51,208)
                                                         ----------     ---------     ----------
Income before income taxes, minority interest and
  extraordinary loss...................................     588,068       (64,515)       523,553
Income tax expense (benefit)...........................     232,089       (25,806)       206,283
Minority interest......................................       6,606        (4,373)         2,233
                                                         ----------     ---------     ----------
Net income before extraordinary loss...................  $  349,373     $ (34,336)    $  315,037
                                                         ==========     =========     ==========

                         ALLIED WASTE INDUSTRIES, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

3.  PRO FORMA ADJUSTMENTS RELATED TO THE BFI ACQUISITION

The pro forma adjustments related to the purchase allocation of the BFI acquisition are preliminary and do not give effect to any appraisal and marking to fair market value of the assets and liabilities of BFI which Allied intends to do in connection with the purchase accounting to be performed subsequent to the closing of the acquisition. Purchase price adjustments recorded based upon information to be received in the future may have a significant impact on total assets, total liabilities, cost of operations, depreciation and amortization, goodwill amortization and interest expense. In addition, the pro forma adjustments do not reflect possible acquisition related costs with respect to environmental related matters, litigation liabilities, regulatory compliance matters, restructuring, integration and abandonment of assets, which could result in significant additional charges. Future combined financial position and combined financial results of operations may be materially impacted by the purchase accounting adjustments, acquisition related costs and other possible charges which may arise from the acquisition of BFI.

The pro forma adjustments reflected in the pro forma combined financial statements give effect to the following (in thousands):

PRO FORMA BALANCE SHEET

(a)  Sources                                        Uses
     --------------------------------------------   --------------------------------------------
     The issuance of the 6.5%          $1,000,000   The fees associated with the      $   25,000
     senior convertible preferred                   issuance of the 6.5% senior
     stock.                                         convertible preferred stock.

     The draw down of funds under       5,000,000   The payment of fees associated       254,120
     the new credit facility.                       with the financing for the
                                                    transaction.

     The issuance of the senior         2,000,000   The acquisition of BFI.            7,384,089
     subordinated notes.

     The draw down of funds under       1,000,000   The repayment of amounts under       374,000
     the Asset Sale Term Loan.                      the old Allied credit
                                                    facility.

     The proceeds from asset sales.     1,463,000   The repayment of the BFI             589,515
                                                    commercial paper and other
                                                    short-term facilities.

                                                    The repayment of amounts under     1,000,000
                                                    the Asset Sale Term Loan.

                                                    The repayment of amounts under       463,000
                                                    the senior secured credit
                                                    facilities.

                                                    The payment of severance and         177,000
                                                    termination fees.

                                                    The payment of transaction            70,000
                                                    costs associated with the
                                                    acquisition.
     Net Cash Provided                 $  126,276

(b) The deferred tax benefit of $2.5 million from the write-off of deferred debt issuance costs related to the repayment of loans outstanding under the old Allied credit facility.

(c) The sale of assets relating to the BFI Canadian assets, BFI medical waste operations, BFI Gas Services, Inc. operations and the BFI investment in SITA, S.A. for approximately $1,463.0 million.

                         ALLIED WASTE INDUSTRIES, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(d) The cost of the acquisition of BFI in excess of the net assets acquired in the amount of $6,329.1 million.

(e) The payment of fees associated with the financings of $254.1 million less the write-off of deferred financing costs associated with the old Allied credit facility of $6.3 million.

(f) The draw down of funds under the senior secured credit facilities of $5,000.0 million, the issuance of the senior subordinated notes of $2,000.0 million, and the draw down of funds on the Asset Sale Term Loan of $1,000.0 million, less the repayment of amounts outstanding under the old Allied credit facility of $374.0 million, the repayment of the BFI commercial paper and other short-term facilities of $589.5 million and the proceeds from the BFI dispositions of $1,463.0 million applied to repay amounts under the Asset Sale Term Loan.

(g) The issuance of 6.5% senior convertible preferred stock of $1,000.0 million less associated fees of $25.0 million, and the deferred tax benefit from the write-off of deferred debt issuance costs related to the repayment of amounts outstanding under the old Allied credit facility of $2.5 million, less the write-off of the deferred financing costs associated with the old Allied credit facility of $6.3 million and the elimination of the BFI stockholders' equity of $1,301.9 million as a result of the acquisition of BFI.

                         ALLIED WASTE INDUSTRIES, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

PRO FORMA STATEMENT OF OPERATIONS

(a) Goodwill amortization related to $6.1 billion of goodwill expected to be recorded in connection with the acquisition of BFI, net of the impact of divestitures, is based on a 40 year life and reduced by the elimination of historical goodwill amortization of BFI.

(b) The net increase in interest expense and the amortization of debt issuance costs, net of reduction for write-off of debt issuance costs related to the old Allied credit facility calculated as follows (in thousands):

                                                                          INTEREST      INTEREST EXPENSE
                                                                        EXPENSE FOR       FOR THE YEAR
                                                                         THE THREE           ENDED
                                                                        MONTHS ENDED      DECEMBER 31,
                                          RATE      DUE     AMOUNT     MARCH 31, 1999         1998
                                      ------------  ----  ----------   --------------   ----------------
Borrowings:
  Credit Facility:
     Asset Sale Term Loan--secured    Libor +2.50%  2001  $1,000,000      $ 19,300         $  77,200
     Tranche A Term Loan--secured     5.74% +2.50%  2005   1,750,000        36,050           144,200
     Tranche B Term Loan--secured     5.74% +2.75%  2006   1,250,000        26,531           106,125
     Tranche C Term Loan--secured     Libor +3.00%  2007   1,500,000        30,825           123,300
     Tranche D Term Loan--unsecured   Libor +3.50%  2004     500,000        10,900            43,600
  Senior subordinated notes                   9.5%  2009   2,000,000        47,500           190,000
  Amortization of debt issuance
     costs related to the financing                                          7,690            30,760
                                                                          --------         ---------
  Increase in interest expense                                             178,796           715,185
                                                                          --------         ---------
Repayment of:
  Old Allied credit facility          Libor +0.75%  2004     374,000        (5,582)          (22,328)
  BFI commercial paper and other
     short-term facilities                   5.93%  2000     589,515        (8,740)          (34,958)
  Asset Sale Term Loan--secured       Libor +2.50%  2001   1,000,000       (19,300)          (77,200)
  Tranche D Term Loan--unsecured      Libor +3.50%  2004     463,000       (10,093)          (40,374)
  Amortization of debt issuance
     costs related to the old Allied
     credit facility                                                          (264)           (1,056)
                                                                          --------         ---------
  Decrease in interest expense                                             (43,979)         (175,916)
                                                                          --------         ---------
          Adjustment to pro forma
            interest expense                                              $134,817         $ 539,269
                                                                          ========         =========

As a portion of the financing arrangement has a variable rate which is not covered by a hedging agreement, the effect of a 1/8% increase in the LIBOR rate for the unhedged portion of variable rate debt is an increase in interest expense of $0.9 million and $3.8 million for the three months ended March 31, 1999 and the year ended December 31, 1998, respectively. We used an estimated 9.5% interest rate for the senior subordinated notes. The actual rate will be established when the senior subordinated notes are sold. Each 1/8% change in the assumed interest rate on the senior subordinated notes would result in an approximate corresponding $2.5 million change in cash interest expense.

(c) The Income tax expense at Allied's current tax rate of 39.5% applied to deductible items.

                         ALLIED WASTE INDUSTRIES, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

4. BFI DISPOSITIONS

     The pro forma financial statements give effect to the proposed divestitures of the BFI medical waste operations for approximately $440.0 million, the Canadian operations of BFI for approximately $501.0 million, BFI Gas Services, Inc. operations for $78.0 million and the BFI investment in SITA, S.A. for $444.0 million (which are all under definitive agreement) and the resulting reduction of debt and the associated interest savings.

     The following table represents the historical balance sheets of the BFI medical waste operations, the BFI Canadian operations, the BFI Gas Services Inc. operations and the SITA investment (together, the "BFI Dispositions") which are eliminated in the pro forma adjustments (amounts in thousands):

                                                                    MARCH 31, 1999
                                         ---------------------------------------------------------------------
                                          CANADIAN    MEDICAL WASTE   GAS SERVICES      SITA          BFI
                                         OPERATIONS    OPERATIONS      OPERATIONS    INVESTMENT   DISPOSITIONS
                                         ----------   -------------   ------------   ----------   ------------
Cash and cash equivalents..............  $      --      $      --       $     --     $      --    $         --
Other current assets...................     54,636         18,024             --            --          72,660
Assets held for sale...................   (501,000)      (440,000)       (78,000)     (444,000)     (1,463,000)
                                         ---------      ---------       --------     ---------    ------------
  Total current assets.................   (446,364)      (421,976)       (78,000)     (444,000)     (1,390,340)
Property and equipment, net............     95,053         56,365         78,000            --         229,418
Goodwill, net..........................    373,851        373,495             --        97,841         845,187
Other assets...........................     12,980             --             --            --          12,980
Investments in unconsolidated
  affiliates...........................         --             --             --       346,159         346,159
                                         ---------      ---------       --------     ---------    ------------
  Total assets.........................  $  35,520      $   7,884       $     --     $      --    $     43,404
                                         =========      =========       ========     =========    ============
Other current liabilities..............  $  18,722      $   3,014       $     --     $      --    $     21,736
Current portion of long-term debt......         19            575             --            --             594
Long-term debt, net of current
  portion..............................      2,087          3,277             --            --           5,364
Other long-term liabilities............     14,692          1,018             --            --          15,710
                                         ---------      ---------       --------     ---------    ------------
  Total liabilities and equity.........  $  35,520      $   7,884       $     --     $      --    $     43,404
                                         =========      =========       ========     =========    ============

                         ALLIED WASTE INDUSTRIES, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following tables represent the historical results of operations of the BFI medical waste operations, the Canadian operations of BFI and the SITA investment which are eliminated in the pro forma adjustments (amounts in thousands):

                                                                 THREE MONTHS ENDED MARCH 31, 1999
                                                       ------------------------------------------------------
                                                        CANADIAN    MEDICAL WASTE      SITA          BFI
                                                       OPERATIONS    OPERATIONS     INVESTMENT   DISPOSITIONS
                                                       ----------   -------------   ----------   ------------
Revenues.............................................   $ 40,542      $ 49,929        $  --        $ 90,471
Cost of operations...................................     27,039        30,352           --          57,391
Selling, general and administrative expenses.........      3,611         6,128           --           9,739
Depreciation and amortization........................      3,384         2,536           --           5,920
Goodwill amortization................................        241           699           --             940
                                                        --------      --------        -----        --------
  Operating income...................................      6,267        10,214           --          16,481
Interest income......................................         --            --           --              --
Interest expense.....................................         --            --           --              --
Equity in earnings of unconsolidated affiliates......         --            --          669             669
                                                        --------      --------        -----        --------
  Income before taxes, minority interest and
    extraordinary loss...............................      6,267        10,214         (669)         15,812
Income taxes.........................................      2,820         4,086         (268)          6,638
Minority interest....................................        374            --           --             374
                                                        --------      --------        -----        --------
  Income before extraordinary loss...................   $  3,073      $  6,128        $(401)       $  8,800
                                                        ========      ========        =====        ========

                                                                   YEAR ENDED SEPTEMBER 30, 1998
                                                       ------------------------------------------------------
                                                        CANADIAN    MEDICAL WASTE      SITA          BFI
                                                       OPERATIONS    OPERATIONS     INVESTMENT   DISPOSITIONS
                                                       ----------   -------------   ----------   ------------
Revenues.............................................   $172,457      $197,650        $   --       $370,107
Cost of operations...................................    109,147       119,266            --        228,413
Selling, general and administrative expenses.........     19,122        23,718            --         42,840
Depreciation and amortization........................     15,196        11,285            --         26,481
Goodwill amortization................................      1,197         2,731            --          3,928
Acquisition related and unusual costs................         --           257            --            257
                                                        --------      --------        ------       --------
  Operating income...................................     27,795        40,393            --         68,188
Interest income......................................       (560)           --            --           (560)
Interest expense.....................................         --           408            --            408
Equity in earnings of unconsolidated affiliates......         --            --        (7,846)        (7,846)
                                                        --------      --------        ------       --------
  Income before taxes and extraordinary loss.........     28,355        39,985         7,846         76,186
Income taxes.........................................     12,760        15,994         3,138         31,892
                                                        --------      --------        ------       --------
  Income before extraordinary loss...................   $ 15,595      $ 23,991        $4,708       $ 44,294
                                                        ========      ========        ======       ========

     As discussed in note 2 to the BFI financial statements, there is no impact to the historical statement of operations for the divestiture of BFI Gas Services, Inc. for the periods presented as the net cash flows from methane gas recovery activities at closed landfills were considered a component of closure and post-closure costs.

5. NET INCOME (LOSS) BEFORE EXTRAORDINARY LOSS PER COMMON SHARE

     Pro forma net income (loss) per common share is calculated by dividing pro forma net income (loss) to common shareholders less requirements on the 6.5% senior convertible preferred stock by the pro forma

                         ALLIED WASTE INDUSTRIES, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

weighted average common and common equivalent shares outstanding during the period. Pro forma weighted average common and common equivalent shares have been computed as follows:

                                                      THREE MONTHS ENDED        YEAR ENDED
                                                        MARCH 31, 1999      DECEMBER 31, 1998
                                                      ------------------    ------------------
                                                       BASIC     DILUTED     BASIC     DILUTED
                                                      -------    -------    -------    -------
Historical weighted average common shares...........  186,403    186,403    182,796    182,796
Common stock equivalents --
  Stock options and warrants........................      N/A         --        N/A         --
Pro forma effect of issuing the 6.5% senior
  convertible preferred stock.......................      N/A         --        N/A         --
Pro forma effect of issuing stock dividends on the
  6.5% senior convertible preferred stock...........      N/A         --        N/A         --
                                                      -------    -------    -------    -------
                                                      186,403    186,403    182,796    182,796
                                                      =======    =======    =======    =======

     Conversion has not been assumed for stock options and warrants and the 6.5% Preferred Stock in the diluted earnings per share calculation as the effect would not be dilutive.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Browning-Ferris Industries, Inc.:

     We have audited the accompanying consolidated balance sheet of Browning-Ferris Industries, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, common stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Browning-Ferris Industries, Inc. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
December 3, 1998

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                    SEPTEMBER 30,
                                                              -------------------------    MARCH 31,
                                                                 1997          1998          1999
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
                                                              (IN THOUSANDS EXCEPT FOR SHARE AMOUNTS)
                           ASSETS
Current Assets:
  Cash......................................................  $    78,746   $    89,893   $    55,506
  Short-term investments....................................        3,811         5,812         5,013
  Receivables--
    Trade, net of allowances for doubtful accounts of
      $38,376, $22,072 and $23,168..........................      820,678       603,331       584,407
    Other...................................................       71,547        16,205        19,430
  Inventories...............................................       40,414        21,035        22,535
  Deferred income taxes.....................................      117,404        99,695        90,582
  Prepayments and other.....................................      112,063       101,696        54,341
                                                              -----------   -----------   -----------
         Total current assets...............................    1,244,663       937,667       831,814
                                                              -----------   -----------   -----------
Property and Equipment, at cost, less accumulated
  depreciation and amortization of $2,512,196, $2,223,913
  and $2,260,775............................................    3,567,155     2,812,221     2,847,495
                                                              -----------   -----------   -----------
Other Assets:
  Cost over fair value of net tangible assets of acquired
    businesses, net of accumulated amortization of $168,401,
    $83,050 and $91,643.....................................    1,418,827       592,946       602,507
  Other intangible assets, net of accumulated amortization
    of $92,794, $81,959 and $88,160.........................       81,208        70,594        75,477
  Deferred income taxes.....................................       50,057        24,588        23,108
  Investments in unconsolidated affiliates..................      235,559       512,964       484,953
  Other.....................................................       80,823        48,501        68,811
                                                              -----------   -----------   -----------
         Total other assets.................................    1,866,474     1,249,593     1,254,856
                                                              -----------   -----------   -----------
         Total assets.......................................  $ 6,678,292   $ 4,999,481   $ 4,934,165
                                                              ===========   ===========   ===========
        LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable and current portion of long-term debt.......  $   151,736   $     9,241   $     7,308
  Accounts payable..........................................      496,733       354,916       289,282
  Accrued liabilities--
    Salaries and wages......................................      115,477        83,199        66,011
    Taxes, other than income................................       58,112        31,238        31,793
    Other...................................................      414,601       332,221       310,396
  Income taxes..............................................       19,204         9,076         5,665
  Deferred revenues.........................................      178,661       175,615       180,623
                                                              -----------   -----------   -----------
         Total current liabilities..........................    1,434,524       995,506       891,078
                                                              -----------   -----------   -----------
Long-term Debt, net of current portion......................    1,675,162     1,792,863     1,971,009
                                                              -----------   -----------   -----------
Other Liabilities:
  Accrued environmental and landfill costs..................      505,278       392,853       382,440
  Deferred income taxes.....................................      149,803       210,511       207,702
  Other.....................................................      252,762       194,290       180,001
                                                              -----------   -----------   -----------
         Total other liabilities............................      907,843       797,654       770,143
                                                              -----------   -----------   -----------
Commitments and Contingencies
Common Stockholders' Equity:
  Common stock, $.16 2/3 par; 400,000,000 shares authorized;
    213,387,697, 208,310,631 and 208,799,756 shares
    issued..................................................       35,572        34,725        34,807
  Additional paid-in capital................................    1,839,378     1,631,236     1,645,864
  Retained earnings.........................................    1,080,810     1,368,485     1,469,381
  Treasury stock, 1,239,246, 46,008,054 and 51,978,911
    shares, at cost.........................................      (18,951)   (1,620,988)      (47,978)
  Stock and Employee Benefit Trust, 7,252,452 shares at year
    end 1997................................................     (276,046)           --    (1,800,139)
                                                              -----------   -----------   -----------
         Total common stockholders' equity..................    2,660,763     1,413,458     1,301,935
                                                              -----------   -----------   -----------
         Total liabilities and common stockholders'
           equity...........................................  $ 6,678,292   $ 4,999,481   $ 4,934,165
                                                              ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                           SIX MONTHS ENDED
                                                       YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                                 ------------------------------------   -----------------------
                                                    1996         1997         1998         1998         1999
                                                 ----------   ----------   ----------   ----------   ----------
                                                                                              (UNAUDITED)
                                                          (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)
Revenues.......................................  $5,779,277   $5,782,972   $4,745,748   $2,650,459   $2,078,623
Cost of operations.............................   4,315,615    4,289,614    3,437,661    1,735,275    1,314,628
                                                 ----------   ----------   ----------   ----------   ----------
Gross profit...................................   1,463,662    1,493,358    1,308,087      915,184      763,995
Selling, general and administrative expense....     874,069      812,242      683,284      321,616      261,170
Depreciation and amortization expense..........          --           --           --      258,642      204,513
Special charges (credits), net.................     446,800       81,879      (21,464)     (21,464)      19,183
                                                 ----------   ----------   ----------   ----------   ----------
Income from operations.........................     142,793      599,237      646,267      356,390      279,129
Interest expense...............................     179,299      165,225      123,000       72,242       60,586
Interest income................................      (8,842)      (7,142)      (4,723)          --         (846)
Equity in earnings of unconsolidated
  affiliates...................................     (55,370)     (53,988)     (60,078)     (25,094)     (19,679)
                                                 ----------   ----------   ----------   ----------   ----------
Income before income taxes, minority interest,
  extraordinary items and cumulative effects of
  changes in accounting principles.............      27,706      495,142      588,068      309,242      239,068
Income taxes...................................     105,188      198,057      232,089      123,697       97,771
Minority interest in income of consolidated
  subsidiaries.................................      11,690       13,390        6,606        5,444        2,521
                                                 ----------   ----------   ----------   ----------   ----------
Income (loss) before extraordinary items and
  cumulative effects of changes in accounting
  principles...................................     (89,172)     283,695      349,373      180,101      138,776
Extraordinary losses on redemptions of debt of
  unconsolidated affiliates, net of income tax
  benefits of $1,677 and $538 for fiscal years
  1997 and 1998, respectively..................          --        3,124          999          999           --
Extraordinary losses on redemption of debt, net
  of income tax benefits of $4,467 and $8,269
  for fiscal years 1996 and 1997,
  respectively.................................      12,159       15,357           --           --           --
Cumulative effects of changes in accounting
  principles, net of income tax benefit of
  $4,611.......................................          --           --        9,563        9,563           --
                                                 ----------   ----------   ----------   ----------   ----------
Net income (loss)..............................  $ (101,331)  $  265,214   $  338,811   $  169,539   $  138,776
                                                 ==========   ==========   ==========   ==========   ==========
Income (loss) per share:
  Basic--
    Income (loss) before extraordinary items
      and cumulative effects of changes in
      accounting principles....................  $    (.446)  $    1.399   $    1.939   $     .957   $     .870
    Extraordinary items........................       (.061)       (.091)       (.005)       (.005)          --
    Cumulative effects of changes in accounting
      principles...............................          --           --        (.053)       (.051)          --
                                                 ----------   ----------   ----------   ----------   ----------
    Net income (loss)..........................  $    (.507)  $    1.308   $    1.881   $     .901   $     .870
                                                 ==========   ==========   ==========   ==========   ==========
  Diluted--
    Income (loss) before extraordinary items
      and cumulative effects of changes in
      accounting principles....................  $    (.446)  $    1.393   $    1.927   $     .951   $     .865
    Extraordinary items........................       (.061)       (.091)       (.005)       (.005)          --
    Cumulative effects of changes in accounting
      principles...............................          --           --        (.053)       (.051)          --
                                                 ----------   ----------   ----------   ----------   ----------
    Net income (loss)..........................  $    (.507)  $    1.302   $    1.869   $     .895   $     .865
                                                 ==========   ==========   ==========   ==========   ==========
Number of common shares used in computing
  earnings per share:
  Basic........................................     199,953      202,800      180,153      188,110      159,450
                                                 ==========   ==========   ==========   ==========   ==========
  Diluted......................................     199,953      203,745      181,298      189,338      160,516
                                                 ==========   ==========   ==========   ==========   ==========
Cash dividends per common share................  $      .68   $      .70   $      .76   $      .38   $      .38
                                                 ==========   ==========   ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' EQUITY

                                                                     YEAR ENDED SEPTEMBER 30,
                                                              --------------------------------------
                                                                 1996          1997          1998
                                                              ----------    ----------    ----------
                                                                          (IN THOUSANDS)
Shares of common stock:
  Beginning of year.........................................     213,441       213,390       213,388
  Stock option exercises....................................         563         2,918         2,071
  Common stock issuances related to--
    Dividend Reinvestment Plan..............................         101            67             8
    BFI Employee Stock Ownership and Savings Plan...........         754           699            43
    Acquisitions............................................         988            64             4
  Retirements of common stock...............................      (2,584)       (3,760)       (7,252)
  Other.....................................................         127            10            49
                                                              ----------    ----------    ----------
  End of year...............................................     213,390       213,388       208,311
                                                              ----------    ----------    ----------
Common stock:
  Beginning of year.........................................  $   35,581    $   35,572    $   35,572
  Stock option exercises....................................          94           486           345
  Common stock issuances related to--
    Dividend Reinvestment Plan..............................          17            11             1
    BFI Employee Stock Ownership and Savings Plan...........         126           117             7
    Acquisitions............................................         165            11             1
  Retirements of common stock...............................        (431)         (627)       (1,209)
  Other.....................................................          20             2             8
                                                              ----------    ----------    ----------
  End of year...............................................      35,572        35,572        34,725
                                                              ----------    ----------    ----------
Additional paid-in capital:
  Beginning of year.........................................   1,801,407     1,730,612     1,839,378
  Stock option exercises and related income tax benefit.....      13,868        81,140        61,551
  Common stock issuances related to--
    Dividend Reinvestment Plan..............................       2,908         1,954           316
    BFI Employee Stock Ownership and Savings Plan...........      21,404        20,811         1,607
    Automatic Common Exchange Securities....................          --            --         3,198
    Acquisitions............................................      29,133         1,718           119
  Adjustment of Stock and Employee Benefit Trust to
    market..................................................     (62,388)      124,585       (23,413)
  Retirements of common stock...............................     (74,858)     (123,223)     (251,424)
  Other.....................................................        (862)        1,781           (96)
                                                              ----------    ----------    ----------
  End of year...............................................   1,730,612     1,839,378     1,631,236
                                                              ----------    ----------    ----------
Retained earnings:
  Beginning of year.........................................   1,328,244     1,031,331     1,080,810
  Net income (loss).........................................    (101,331)      265,214       338,811
  Cash dividends............................................    (133,623)     (142,266)     (133,431)
  Foreign currency translation adjustment...................     (61,959)      (73,469)       82,295
                                                              ----------    ----------    ----------
  End of year...............................................   1,031,331     1,080,810     1,368,485
                                                              ----------    ----------    ----------
Treasury stock:
  Beginning of year.........................................     (10,494)      (11,926)      (18,951)
  Stock option exercises....................................      (1,649)       (5,313)         (297)
  Common stock issuances related to--
    Automatic Common Exchange Securities....................          --            --       406,461
    Acquisitions............................................         303        (1,468)          283
  Common stock repurchases..................................          --            --    (2,008,468)
  Other.....................................................         (86)         (244)          (16)
                                                              ----------    ----------    ----------
  End of year...............................................     (11,926)      (18,951)   (1,620,988)
                                                              ----------    ----------    ----------
Stock and Employee Benefit Trust:
  Beginning of year.........................................    (412,988)     (275,311)     (276,046)
  Reimbursements of common stock............................      75,289       123,850       252,633
  Adjustment to market......................................      62,388      (124,585)       23,413
                                                              ----------    ----------    ----------
  End of year...............................................    (275,311)     (276,046)           --
                                                              ----------    ----------    ----------
Total common stockholders' equity...........................  $2,510,278    $2,660,763    $1,413,458
                                                              ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                  FOR THE THREE YEARS ENDED SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                                                                        SIX MONTHS ENDED
                                                              YEAR ENDED SEPTEMBER 30,                     MARCH 31,
                                                      -----------------------------------------    --------------------------
                                                         1996           1997           1998           1998           1999
                                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................  $  (101,331)   $   265,214    $   338,811    $   169,539    $   138,776
                                                      -----------    -----------    -----------    -----------    -----------
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation and amortization--
      Property and equipment........................      521,185        501,656        425,295        229,385        189,195
      Goodwill......................................       47,374         43,215         28,531         18,495          8,599
      Other intangible assets.......................       33,966         24,799         16,129         10,762          6,719
    Special charges (credits), net..................      446,800         81,879        (21,464)       (21,464)        19,183
    Cumulative effects of changes in accounting
      principles....................................           --             --          9,563          9,563             --
    Deferred income tax expense.....................        3,034         81,146         94,496         15,639          9,774
    Amortization of deferred investment tax
      credit........................................         (706)          (706)          (706)          (354)          (354)
    Provision for losses on accounts receivable.....       29,527         30,116         20,604         15,040         10,388
    Gains on sales of fixed assets..................       (4,512)        (6,995)        (4,654)        (1,148)        (3,266)
    Equity in earnings of unconsolidated affiliates,
      net of dividends received and extraordinary
      items.........................................      (13,455)         7,373        (19,876)         2,030         11,188
    Minority interest in income of consolidated
      subsidiaries, net of dividends paid...........       10,895          6,059          1,052          3,810           (761)
    Increase (decrease) in cash from changes in
      assets and liabilities excluding effects of
      acquisitions and divestitures:
      Trade receivables.............................      (28,683)       (41,089)       (50,865)        (5,942)         8,481
      Inventories...................................        1,563          4,103         (6,415)        (6,623)        (1,478)
      Other assets..................................       29,991         42,430         40,246         82,214         40,892
      Other liabilities.............................     (118,805)       (40,100)      (137,166)      (145,005)      (121,551)
                                                      -----------    -----------    -----------    -----------    -----------
    Total adjustments...............................      958,174        733,886        394,770        206,402        177,009
                                                      -----------    -----------    -----------    -----------    -----------
  Net cash provided by operating activities.........      856,843        999,100        733,581        375,941        315,785
                                                      -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................     (935,382)      (494,725)      (525,447)      (227,400)      (259,979)
  Payments for businesses acquired..................     (188,451)       (21,305)       (24,409)       (21,509)       (16,485)
  Proceeds from businesses divested.................           --        372,202        991,849        990,960          4,075
  Investments in unconsolidated affiliates..........      (82,535)       (39,700)       (37,816)       (35,900)       (28,764)
  Proceeds from disposition of assets...............       57,742         41,667         47,297         29,536         15,859
  Purchases of short-term investments...............           --             --       (119,655)      (103,330)            --
  Sales of short-term investments...................      302,065         21,539             --             --            799
  Return of investment in unconsolidated
    affiliates......................................       56,861         69,286         99,884         28,304         13,971
                                                      -----------    -----------    -----------    -----------    -----------
  Net cash provided by (used in) investing
    activities......................................     (789,700)       (51,036)       431,703        660,661       (270,524)
                                                      -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuances of common stock...........       13,316         68,761        465,644         28,776          6,286
  Proceeds from issuances of indebtedness...........      980,834        191,255        599,847         27,122        266,519
  Repayments of indebtedness........................     (904,459)    (1,098,030)       (68,710)       (67,391)      (110,393)
  Repurchases of common stock.......................           --             --     (2,008,468)      (954,675)      (180,740)
  Dividends paid....................................     (137,944)      (137,572)      (141,524)       (74,800)       (61,338)
                                                      -----------    -----------    -----------    -----------    -----------
  Net cash used in financing activities.............      (48,253)      (975,586)    (1,153,211)    (1,040,968)       (79,666)
                                                      -----------    -----------    -----------    -----------    -----------
EFFECT OF EXCHANGE RATE CHANGES.....................       (1,474)        (3,956)          (926)          (830)            18
                                                      -----------    -----------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH.....................       17,416        (31,478)        11,147         (5,196)       (34,387)
CASH AT BEGINNING OF YEAR...........................       92,808        110,224         78,746         78,746         89,893
                                                      -----------    -----------    -----------    -----------    -----------
CASH AT END OF YEAR.................................  $   110,224    $    78,746    $    89,893    $    73,550    $    55,506
                                                      ===========    ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
  Interest, net of capitalized amounts..............  $   174,590    $   170,398    $   126,832    $    77,678    $    55,004
  Income taxes......................................  $   163,251    $   168,393    $   154,148    $    81,513    $    93,287

   The accompanying notes are an integral part of these financial statements.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Browning-Ferris Industries, Inc. and its subsidiaries (the "Company") provide waste services in the United States and Canada. The Company collects, transports, treats and/or processes, recycles and disposes of commercial, residential and municipal solid waste and industrial wastes. The Company is also involved in waste-to-energy conversion, medical waste services, portable restroom services, and municipal and commercial sweeping operations. Further, the Company is engaged in waste services outside of North America, principally in Europe, through its equity ownership in SITA, a publicly traded, Paris-based subsidiary of Suez Lyonnaise des Eaux.

     The accompanying financial statements are prepared on a consolidated basis. All significant intercompany accounts and transactions have been eliminated. Entities over which the Company exercises control are consolidated. Other investments are accounted for under the equity method or the cost method, as appropriate. Foreign currencies have been translated into United States dollars at appropriate exchange rates.

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements, and affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the Company's estimates.

     The accompanying unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary to a fair presentation of these financial statements have been included. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended September 30, 1998 as filed with the Securities and Exchange Commission.

     Certain reclassifications have been made in prior year financial statements to conform to the fiscal year 1999 presentation.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  SHORT-TERM INVESTMENTS

     Short-term investments are carried at cost, which approximates the aggregate market value. At September 30, 1997 and 1998, short-term investments of approximately $3.8 million and $5.8 million, respectively, were invested in time deposits.

  INVENTORIES

     Inventories consisting principally of equipment parts, materials and supplies are generally valued under a method which approximates the lower of cost (first-in, first-out) or market.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Capitalized landfill costs include expenditures for land and related airspace, permitting costs and preparation costs. Landfill permitting and preparation costs represent only direct costs related to these activities, including legal, engineering, construction and the direct costs of Company personnel dedicated for these purposes. Interest is capitalized on landfill permitting and construction projects and other projects under development while the assets are undergoing activities to ready them for their intended use. The interest capitalization rate is based on the Company's weighted average cost of

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES indebtedness. Interest capitalized during fiscal years 1996, 1997, and 1998 was $16,306,000, $9,714,000 and $8,726,000, respectively. Management routinely reviews its investment in operating landfills, transfer stations and other significant facilities to determine whether the costs of these investments are realizable.

     Landfill permitting and acquisition costs, excluding the estimated residual value of land, are typically amortized as permitted airspace of the landfill is consumed. For most of the Company's landfills, preparation costs, which include the costs of construction associated with excavation, liners, site berms and the installation of leak detection and leachate collection systems, are also typically amortized as total permitted airspace of the landfill is consumed. In determining the amortization rate for these landfills, preparation costs include the total estimated costs to complete construction of the landfill's permitted capacity. For the remaining landfills, the landfill preparation costs are generally less significant and are amortized as the airspace for the particular benefited phase is consumed. Units-of-production amortization rates are determined annually for each of the Company's operating landfills. The rates are based on estimates provided by the Company's engineers and accounting personnel, and consider the information provided by aerial surveys which are generally performed annually.

     Depreciation of property and equipment, other than landfills, is provided on the straight-line method based upon the estimated useful lives of the assets, generally estimated as follows:

Solid waste and recycling collection vehicles...........   8-10 years
Other trucks, tractors and trailers.....................      8 years
Landfill equipment......................................    5-7 years
Containers and compactors...............................     12 years
Injection molded carts..................................     10 years
Other residual carts....................................      5 years
Transfer stations and buildings.........................  20-40 years
Office and other equipment..............................   3-10 years

     Expenditures for major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. During fiscal 1996, 1997 and 1998, maintenance and repairs charged to expense were $336,374,000, $338,553,000 and $292,663,000, respectively. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income.

  INTANGIBLE ASSETS

     The cost over fair value of net tangible assets of acquired businesses ("goodwill") is amortized on the straight-line method over periods not exceeding 40 years. Other intangible assets, substantially all of which are customer lists and covenants not to compete, are amortized on the straight-line method over their estimated lives, typically no more than seven years.

  LONG-LIVED ASSETS

     Long-lived assets are comprised principally of property and equipment, goodwill and other intangible assets. The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful lives of these assets should be revised or the remaining balances of these assets are not recoverable. When factors indicate that an evaluation should be performed for possible impairment, the Company uses an estimate of the future income from operations of the related asset or business as a measure of future recoverability of these assets.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

  DEFERRED INCOME TAXES

     Deferred tax assets and liabilities reflect the impact of temporary differences between the financial reporting basis and tax basis of assets and liabilities. Such amounts are recorded using presently enacted tax rates and regulations. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

     Unamortized investment tax credits have been included in deferred income taxes for financial reporting purposes. The Company amortizes investment tax credits under the deferral method over the estimated useful lives of the related assets as they are placed in service. No investment tax credits have been generated since fiscal year 1992.

  DEFERRED REVENUES

     Amounts billed to customers prior to providing the related services are deferred and later reported as revenues in the period in which the services are rendered.

  OTHER LIABILITIES

Accrued environmental and landfill costs

     Accrued environmental and landfill costs includes the non-current portion of accruals associated with obligations for closure and post-closure of the Company's operating and closed landfills, corrective actions and remediation at certain of these landfill facilities and corrective actions at Superfund sites. The Company, based on input from its engineers and accounting personnel, estimates its future cost requirements for closure and post-closure monitoring and maintenance for solid waste operating landfills in the United States based on its interpretation of the technical standards of the U.S. Environmental Protection Agency's Subtitle D regulations and the air emissions standards under the Clean Air Act as they are being applied on a state-by-state basis. Closure and post-closure monitoring and maintenance costs represent the costs related to cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes. Accruals for closure and post-closure monitoring and maintenance requirements in the U.S. consider final capping of the site, site inspections, ground-water monitoring, leachate management, methane gas control and recovery, and operation and maintenance costs to be incurred during the period after the facility closes. Certain of these environmental costs, principally capping and methane gas control costs, are also incurred during the operating life of the site in accordance with the landfill operation requirements of Subtitle D and the air emissions standards. Estimated future net cash inflows from methane gas recovery activities are considered a cost reduction component of closure and post-closure costs at a number of the Company's landfills. Future net cash inflows of methane gas recovery activities at each of these landfills represents cash to be received from sales of methane gas or electricity in excess of the incremental costs to construct and operate the methane gas recovery systems. Future cost requirements for closure and post-closure monitoring and maintenance of Canadian operating landfills are determined based on the landfill regulations governing the facility. The Company typically provides accruals for these estimated costs as the remaining permitted airspace of such facilities is consumed. Reviews of the future cost requirements for closure and post-closure monitoring and maintenance for the Company's operating landfills by the Company's engineers and accounting personnel are performed at least annually and are the basis upon which the Company's estimates of these future costs and the related accrual rates are revised.

     An overall program of management of closed solid waste landfills previously owned or operated by the Company has been implemented to provide a systematic and routine standard of care and maintenance and to ensure environmental compliance at closed facilities which require varying levels of inspection, maintenance, environmental monitoring and, from time to time, corrective action. Additionally, the Company routinely reviews and evaluates each landfill site requiring corrective action (including Superfund sites) in which the Company's subsidiaries are involved, considering each subsidiary's role with respect to each site and the

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES relationship to the involvement of other parties at the site, the quantity and content of the waste with which the subsidiary was associated and the number and financial capabilities of the other parties at the various sites. Based on reviews of the various sites, currently available information, and management's judgment and significant prior experience related to similarly situated facilities, expense accruals are provided by the Company, to the extent quantifiable, for its share of estimated future costs associated with corrective actions to be implemented at certain of these sites and existing accruals are revised as deemed necessary. Expense accruals related to the estimated costs of post-closure care of previously owned or operated solid waste landfills are also reviewed on a periodic basis and revised as necessary.

     Accruals for closure, post-closure and certain other liabilities related to hazardous waste disposal were provided in fiscal 1990 when the Company discontinued its hazardous waste operations. The Company reviews the adequacy of these accruals on a periodic basis to determine whether any revisions in the accruals provided at that time are required.

  OTHER NONCURRENT ITEMS

     Other noncurrent items as of September 30, were as follows (in thousands):

                                                       1997        1998
                                                     --------    --------
Self-insurance accruals............................  $121,722    $132,359
Minority interest in consolidated subsidiaries.....    57,035       1,512
Accrued pension costs..............................    31,792      18,631
Other..............................................    42,213      41,788
                                                     --------    --------
                                                     $252,762    $194,290
                                                     ========    ========

     In addition to the above items, included in other accrued liabilities at September 30, 1997 and 1998 was the current portion of self-insurance accruals of $89,567,000 and $71,774,000, respectively, and accrued pension costs of $16,849,000 and $1,995,000, respectively.

     The Company is self insured for workers' compensation, auto liability and general and comprehensive liability claims. Under its insurance policies, the Company generally has self-insured retention limits ranging from $500,000 to $5,000,000 and has obtained fully insured layers of coverage above such self-retention limits. The Company provides for its self-insurance accruals based upon estimates provided by a third-party actuary. The actuary reviews the Company's actual claims' activity and estimates the ultimate exposure related to these aggregate claims. The Company reviews its self-insurance accruals quarterly and revises these accruals as necessary.

  CASH FLOW INFORMATION

     The Consolidated Statement of Cash Flows provides information about changes in cash and excludes the effects of non-cash transactions, principally related to business combinations discussed in Note (6).

  NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting of Comprehensive Income" was issued establishing standards for reporting and presentation of comprehensive income and its components. Comprehensive income is defined as all changes in a company's net assets except

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES changes resulting from transactions with stockholders. The Company has adopted SFAS No. 130 effective October 1, 1998. Comprehensive income (loss) is as follows (in thousands):

                                                                   SIX MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Net Income..................................................  $169,539    $138,776
Foreign currency translation adjustment:
  Current period translation................................   (46,332)    (25,666)
  Reversal of portion of cumulative translation adjustment
     in connection
     with sale of international operations..................   107,642          --
                                                              --------    --------
  Total foreign currency translation adjustment.............    61,310     (25,666)
                                                              --------    --------
Comprehensive income........................................  $230,849    $113,110
                                                              ========    ========

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. The statement, which is to be applied prospectively, is effective for the Company's quarter ending December 31, 1999. The Company is currently evaluating the impact of SFAS No. 133 on its future results of operations and financial position.

     In April 1998, Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities" was issued by the American Institute of Certified Public Accountants. The statement requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of the statement, which is effective for the Company's fiscal year 2000, is to be reported as a cumulative effect of a change in accounting principle. The Company believes that the future adoption of SOP No. 98-5 will not have a material effect on its results of operations or financial position.

(3) REORGANIZATION

     During June 1996, the Company announced the reorganization of its North American operating business structure, which became effective in August 1996. The Company's previous organization divided North America into 45 divisions reporting to six regional offices with operations conducted from approximately 400 districts. The new organization divides North America into market areas and retains the district office organization. In addition, the new structure organizes the Company's operations by specific business functions with direct reporting to the corporate office. There was no reorganization charge recorded to cover the estimated future expenses associated with this announcement. The costs associated with this reorganization were expensed as incurred and were included in selling, general and administrative expenses.

(4) SPECIAL CHARGES (CREDITS), NET

  FISCAL 1996 SPECIAL CHARGES ($447 MILLION)

     Special charges of $447 million ($362 million or $1.80 per share after income taxes) were included in fiscal 1996 results of operations. Charges of $349 million resulted principally from management decisions to sell the Company's Italian operations, divest certain domestic and international non-core business assets and operations and close certain recycling facilities not expected to achieve desired performance objectives. The remainder of the special charges related to the writedown of the Company's investment in the Azusa, California landfill to fair value, which was determined based upon the present value of the estimated future cash flows using a discount rate commensurate with the risks involved.

     The Company initiated a plan to sell its Italian operations during the fourth quarter of fiscal 1996, which was formally approved by the Company's Board of Directors. The Company's investment in its Italian

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES operations, before considering special charges, was $206 million as of September 30, 1996. The Company completed the sale of these operations during June 1997. Losses accumulated in the foreign currency translation component of common stockholders' equity (approximately $53 million) were recognized as an additional loss upon consummation of the sale of these operations and were included in the fiscal 1997 special charges (see discussion below). Summary financial information related to the Company's Italian operations is as follows (in thousands):

                                                     YEAR ENDED SEPTEMBER 30,
                                                     ------------------------
                                                        1996          1997
                                                     ----------     ---------
Revenues...........................................   $122,782       $81,926
Loss from operations and equity in earnings of
  unconsolidated affiliates before special
  charges..........................................   $ (4,019)(1)   $(2,190)(2)

------------------------------
(1) Does not reflect special charge of $178.6 million included in the fiscal 1996 special charges.

(2) Does not reflect impact of special charges taken in fiscal 1997 (see below).

     The Company also decided to divest of certain domestic and international non-core business assets and operations and close certain recycling facilities during the fourth quarter of fiscal 1996. These decisions were reached based on a review of the non-core business assets and operations which were not expected to achieve the Company's desired performance objectives and a review of certain of the Company's recycling operations which had been adversely affected by the significant decline in commodity prices at that time. The special charges, which included asset writedowns and related liabilities recorded for certain contractual arrangements, did not consider future expenses associated principally with severance and relocation costs which would occur as a result of these decisions. Assets of these operations, prior to the special charges, were approximately $177 million as of September 30, 1996. The results of operations for these non-core business assets and operations and recycling facilities were not material to the Company's consolidated results of operations as the aggregated revenues and loss from operations of these assets and operations represented less than 4% of the Company's corresponding consolidated totals, on a pre-special charges basis. During fiscal years 1997 and 1998, the Company sold a number of these business operations and closed 47 recycling facilities.

     In October 1996 (pursuant to a judicial order issued in September), California authorities suspended the Company's ability to accept municipal solid waste at its Azusa, California landfill pending compliance with certain regulatory requirements. As a result of the changing competitive nature of waste disposal in the Los Angeles market area and the continuing negative legal climate, including the adverse decisions discussed above, bearing on the site's ability to accept municipal solid waste, $98 million was included in the special charges to reduce the carrying amount of this investment to its estimated fair value. The fair value was determined based upon the present value of the estimated future cash flows using a discount rate commensurate with the risks involved. The Company sold this landfill facility during fiscal 1997.

  FISCAL 1997 SPECIAL CHARGES ($82 MILLION)

     Special charges of $82 million ($49 million or $0.24 per share after income taxes) were reported in fiscal 1997. Included in these special charges were non-cash expenses of $53 million due to cumulative foreign currency translation losses associated with the sale of Italian business operations and $96 million for anticipated losses related to decisions to divest additional underperforming or non-core business operations and assets located primarily in the United Kingdom, the Netherlands and the United States. These losses were offset partially by net gains of $67 million arising largely from 56 divestitures completed in fiscal 1997, principally in North America.

     The results of operations for these additional underperforming or non-core business operations to be divested were not material to the Company's consolidated results of operations for fiscal 1997 as the aggregated total assets, revenues and income (loss) from operations of these assets and business operations

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES represented approximately 3% or less of the Company's corresponding consolidated totals, on a pre-special charge basis.

  FISCAL 1998 SPECIAL CREDITS ($21 MILLION)

     Special credits of $21.5 million ($12.9 million after income taxes or $.07 per share) were reported for fiscal 1998. These special credits are related principally to the estimated gain of $17.9 million recognized from the sale in March 1998 of substantially all of the Company's operations outside North America to SITA, a Paris-based subsidiary of Suez Lyonnaise des Eaux. In exchange for these operations, the Company received $950 million in cash and an ownership interest of approximately 19.2% in ordinary shares of SITA. Costs associated with the sale of these operations included estimated transaction and other expenses and losses accumulated in the foreign currency translation component of common stockholders' equity (approximately $133 million). A portion of the total gain, net of related costs, has been deferred in connection with the Company's continuing investment in SITA.

     The Company's consolidated results of operations on an unaudited pro forma basis, as though the sale of the operations outside North America had occurred on October 1, 1996 and 1997 are as follows (in thousands, except per share amounts):

                                                                     SIX MONTHS
                                         YEAR ENDED SEPTEMBER 30,      ENDED
                                         ------------------------    MARCH 31,
                                            1997          1998          1998
                                         ----------    ----------    ----------
Pro forma revenues.....................  $4,328,394    $4,116,151    $2,020,862
Pro forma income before extraordinary
  items and cumulative effects of
  changes in accounting principles.....  $  350,855    $  328,683    $  159,411
Pro forma earnings per shares(1)
  Basic................................  $     1.73    $     1.82    $      .85
  Diluted..............................  $     1.72    $     1.81    $      .84

---------------
(1) Excluding the after-tax impact of special charges (credits), net, earnings per share amounts for the years ended September 30, 1997 and 1998 were:

                                1997                   1998
                         -------------------    -------------------
                         ACTUAL    PRO FORMA    ACTUAL    PRO FORMA
                         ------    ---------    ------    ---------
Basic..................  $1.64       $1.55      $1.87       $1.82
Diluted................  $1.63       $1.54      $1.86       $1.81

     These pro forma results are presented for informational purposes and do not purport to show the actual results which would have occurred had the sale of the international operations been consummated on October 1, 1996, nor should they be viewed as indicative of future results of operations. In addition, these pro forma amounts give no effect to earnings from the Company's equity investment in SITA on a pro forma basis for the periods prior to consummation of the sale of the international operations. Had any such estimated earnings from the Company's investment in SITA been considered in the Company pro forma results of operations presented above, management believes that pro forma earnings per share amounts would reflect significantly less dilution when compared with the related historical earnings per share amounts.

     The remaining amounts included in special credits were attributable principally to net gains associated with the divestiture of certain North American operations in the current fiscal year.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

(5) CUMULATIVE EFFECTS OF CHANGES IN ACCOUNTING PRINCIPLES

     On November 20, 1997, the Financial Accounting Standards Board's Emerging Issues Task Force issued EITF No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract of an Internal Project That Combines Business Process Reengineering and Information Technology Transformation", a consensus ruling requiring that certain business process reengineering costs typically capitalized by companies be expensed as incurred. The ruling further required that previously capitalized costs of this nature be written off as a cumulative effect of a change in accounting principle in the quarter containing November 20, 1997. The Company had previously capitalized these types of costs in connection with its current SAP software implementation project. As a result, the Company recorded an after-tax charge of $13.8 million or $.076 diluted earnings per share in the first quarter of fiscal 1998 as the cumulative effect of a change in accounting principle.

     During the second quarter of fiscal 1998, the Company changed its method of accounting for recognition of value changes in its employee retirement plan for purposes of determining annual expense under SFAS No. 87,"Employers' Accounting for Pensions", effective October 1, 1997. The Company has changed its method of calculating the value of assets of its plan from a calculation which recognized changes in fair value of assets over five years to recognition of changes in fair value immediately. The Company has also changed the method of recognizing gains and losses from deferral within a 10% corridor and amortization of gains outside this corridor over the future working careers of the participants to a deferral below a 5% corridor, immediate recognition within a 5-10% corridor and amortization of gains outside this corridor over the future working careers of the participants. The new method is preferable because, in the Company's situation, it produces results which more closely match current economic realities of the Company's retirement plan through the use of the current fair value of assets while still mitigating the impact of extreme gains and losses. As a result, the Company recorded an after-tax credit of $4.2 million, or $.023 diluted earnings per share, as the cumulative effect of a change in accounting principle.

(6) BUSINESS COMBINATIONS

     During the fiscal year ended September 30, 1998, the Company paid approximately $25.5 million (including additional amounts payable, principally to former owners, of $.7 million and the issuance of 7,089 shares of the Company's common stock valued at $.2 million) to acquire 30 solid waste businesses, which were accounted for as purchases. In connection with these acquisitions, the Company recorded additional interest-bearing indebtedness of $.2 million and other liabilities of $1.5 million. The results of these business combinations are not material to the Company's consolidated results of operations or financial position.

     During the fiscal year ended September 30, 1997, the Company paid approximately $22.5 million (including additional amounts payable, primarily to former owners, of $1.2 million) to acquire 22 solid waste businesses, which were accounted for as purchases. In connection with these acquisitions, the Company recorded additional interest-bearing indebtedness of $2.5 million and other liabilities of $4.8 million. The results of these business combinations were not material to the Company's consolidated results of operations or financial position.

     The results of all businesses acquired in fiscal years 1998 and 1997 have been included in the consolidated financial statements from the dates of acquisition. In allocating purchase price, the assets acquired and liabilities assumed in connection with the Company's acquisitions have been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available. As a result, the financial information included in the Company's consolidated financial statements is subject to adjustment prospectively as subsequent revisions in estimates of fair value, if any, are necessary.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

(7) PROPERTY AND EQUIPMENT

     Property and equipment at September 30 was as follows (in thousands):

                                                 1997          1998
                                              ----------    ----------
Land and improvements.......................  $  330,835    $  217,190
Buildings...................................     596,053       389,568
Landfills...................................   1,661,888     1,558,064
Vehicles and equipment......................   3,373,894     2,704,058
Construction-in-progress....................     116,681       167,254
                                              ----------    ----------
          Total property and equipment......   6,079,351     5,036,134
Less accumulated depreciation and
  amortization..............................   2,512,196     2,223,913
                                              ----------    ----------
          Property and equipment, net.......  $3,567,155    $2,812,221
                                              ==========    ==========

     Included in the landfill category of property and equipment, net are $35.7 million and $54.1 million as of September 30, 1997 and 1998, respectively, related to solid waste landfill market development projects, including landfill permitting costs, for which amortization has not yet commenced. The Company reviews the realization of these projects on a periodic basis.

(8) INVESTMENTS IN UNCONSOLIDATED AFFILIATES

     The Company uses the equity method of accounting for investments in unconsolidated affiliates over which it exercises voting control of 20%-50%. The summarized combined balance sheet and income statement information (and the Company's related investments and earnings) presented in the table below includes amounts primarily related to the following significant equity investees: SITA (France) (19.2% equity ownership with 20% Board of Director representation) (acquired March 1998), American Ref-Fuel Company of Hempstead, Inc. (New York) (50%), American Ref-Fuel Company of Essex County, Inc. (New Jersey) (50%), American Ref-Fuel Company of Southeastern Connecticut, Inc. (50%), American Ref-Fuel Company of Niagara, L.P. (New York) (50%), American Ref-Fuel Company Operations of SEMASS, L.P. (50%), Swire BFI Waste Services, Ltd. (Hong Kong) (50%) (through March 1998), P&R (Germany) (50%--for the period February 1994 through February 1996, at which time the remaining 50% ownership interest was acquired) and Congress Development Company (Chicago, Illinois) (50%).

     At September 30, 1998, the ordinary shares of SITA owned by the Company had a net book value of $374 million and a market value, based on the Paris Stock Exchange closing price, of approximately $477 million. Under the terms of the Company's shareholders agreement with Suez Lyonnaise des Eaux, these ordinary shares cannot be sold, transferred or otherwise disposed of by the Company until after March 31, 2001, except with the prior written consent of Suez Lyonnaise des Eaux.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                                                                AS OF SEPTEMBER 30,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Combined Balance Sheet Information:
     Assets
       Current assets.......................................  $  279,938    $1,742,447
       Noncurrent assets....................................   1,434,272     3,695,399
                                                              ----------    ----------
                                                              $1,714,210    $5,437,846(1)
                                                              ==========    ==========
     Liabilities and Net Worth
       Current liabilities..................................  $  192,745    $1,198,725
       Noncurrent liabilities...............................   1,200,656     3,419,713
       Net worth............................................     320,809       819,408
                                                              ----------    ----------
                                                              $1,714,210    $5,437,846
                                                              ==========    ==========
Company's Investments in and Advances to Equity
  Investees(2)..............................................  $  215,761    $  510,387
                                                              ==========    ==========

                                                              1996        1997         1998
                                                            --------    --------    ----------
                                                                      (IN THOUSANDS)
Combined Statement of Operations Information:
     Revenues.............................................  $511,086    $553,098    $2,056,467
     Gross profit.........................................  $213,236    $226,853    $  550,637
     Income before extraordinary item.....................  $ 95,438    $ 93,465    $  154,328
     Extraordinary item(4)................................  $     --    $ (9,602)   $   (3,074)
     Net income...........................................  $ 95,438    $ 83,863    $  151,254
Company's Statement of Operations Information:
  Equity in earnings of equity investees(3)...............  $ 55,370    $ 53,988    $   60,078
  Extraordinary item, net of income tax benefit of $1,677
     and $538 for fiscal 1997 and 1998, respectively......  $     --    $  3,124(4) $      999(5)
Dividends Received from Equity Investees..................  $ 41,915    $ 56,560    $   38,665

------------------------------

(1) Includes assets of $3.8 billion related to SITA.

(2) Includes investment in excess of underlying equity of SITA of $237 million and subordinated note and other receivables of $61 million as of September 30, 1997, and subordinated note and other receivables of $43 million as of September 30, 1998.

(3) Differences between the equity in earnings of equity investees reported by the Company and the Company's proportionate share of the combined earnings of the related equity investees have resulted principally from accounting differences in the recognition of income, the elimination of intercompany transactions and the amortization of investment in excess of underlying equity of SITA over 40 years.

(4) During the second quarter of fiscal 1997, the Company's unconsolidated affiliate, American Ref-Fuel Company of Hempstead, incurred a pre-tax charge to expense of $9.6 million associated with the redemption of approximately $250 million principal amount of Series 1985 Bonds, which were refinanced. As a result, the Company reflected an extraordinary charge, after tax, of $3.1 million (or approximately $.015 per share) in its fiscal 1997 Consolidated Statement of Operations related to its 50% ownership interest in this affiliate. Interest was payable on the Series 1985 Bonds due 2010 at a weighted average interest rate of approximately 7.3%, compared with the weighted average interest rate of approximately 5% for the new bonds, which are also due in 2010.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

(5) During the second quarter of fiscal 1998, the Company's unconsolidated affiliate, American Ref-Fuel Company of Southeastern Connecticut, incurred a pre-tax charge of $3.1 million associated with its obligation to redeem approximately $90 million principal amount of 1988 Series A Bonds in November 1998. As a result, the Company reflected an extraordinary charge, after-tax of $999,000 (or approximately $.005 per share) in its fiscal 1998 Consolidated Statement of Operations related to its 50% ownership interest in this affiliate. Interest was payable on the 1988 Series A Bonds at a weighted average interest rate of approximately 7.9%, compared with the weighted average interest rate of approximately 5.1% for the new bonds, which mature in 2015.

(9) ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

     Accrued environmental and landfill costs at September 30 were as follows (in thousands):

                                                                1997        1998
                                                              --------    --------
Continuing operations--
  Accrued costs associated with open landfills (including
     landfills under expansion).............................  $248,820    $219,253
  Accrued costs associated with closed landfills and
     corrective action costs (including Superfund sites)....   264,516     173,722
                                                              --------    --------
          Total.............................................   513,336     392,975
  Less current portion (included in other accrued
     liabilities)...........................................    81,291      72,711
                                                              --------    --------
          Total long-term...................................  $432,045    $320,264
                                                              ========    ========
Discontinued operations--
  Accrued costs of closure, post-closure and certain other
     liabilities associated with discontinued operations....  $ 99,914    $ 88,322
  Less current portion (included in other accrued
     liabilities)...........................................    26,681      15,733
                                                              --------    --------
          Total long-term...................................  $ 73,233    $ 72,589
                                                              ========    ========
Total long-term portion of accrued environmental and
  landfill costs............................................  $505,278    $392,853
                                                              ========    ========

     For a discussion of the Company's significant accounting policies related to these environmental and landfill costs, see Note (2)--"Summary of significant accounting policies"--"Other liabilities"--"Accrued environmental and landfill costs".

  OPEN LANDFILLS

     The Company operates 88 solid waste landfills in the United States, 18 of which are operated under contracts with municipalities or others. The Company also operates 6 landfills in Canada. The Company is responsible for closure and post-closure monitoring and maintenance costs at most of these landfills which are currently operating or are engaged in expansion efforts. Estimated aggregate closure and post-closure costs will be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Considering existing accruals at the end of fiscal 1998, approximately $125-$175 million of additional accruals are to be provided over the remaining lives of these facilities. Estimated additional environmental costs ranging from $425-$475 million, principally related to capping and certain methane gas control and recovery activities expected to occur during the operating lives of these sites, are also to be expensed over the remaining lives of these landfill facilities.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

  CLOSED LANDFILLS AND CORRECTIVE ACTION COSTS (INCLUDING SUPERFUND SITES)

     These costs related to closure and post-closure activities or corrective actions at closed solid waste landfills owned or previously operated by the Company as well as a number of Superfund sites where subsidiaries of the Company are participating in potentially responsible party groups or are otherwise involved.

  DISCONTINUED OPERATIONS

     These costs relate to closure and post-closure activities or corrective actions at hazardous waste landfills owned or previously operated by the Company as well as a number of Superfund sites where subsidiaries of the Company previously disposed of hazardous waste and are participating in potentially responsible party groups or are otherwise involved. The Company discontinued its hazardous waste operations in April 1990.

(10) LONG-TERM DEBT

     Long-term debt was as follows (in thousands):

                                                      SEPTEMBER 30,          MARCH 31,
                                                 ------------------------    ----------
                                                    1997          1998          1999
                                                 ----------    ----------    ----------
Senior indebtedness (maturing as set forth in
  the following paragraphs):
  6.10% Senior Notes, net of unamortized
     discount of $1,218, $986 and $870.........  $  155,471    $  155,703    $  155,819
  6.375% Senior Notes, net of unamortized
     discount of $1,507, $1,360 and $1,286.....     159,693       159,840       159,914
  7 7/8% Senior Notes, net of unamortized
     discount of $195, $169 and $156...........      69,306        69,332        69,345
  7.40% Debentures, net of unamortized discount
     of $1,767, $1,720 and $1,697..............     358,233       358,280       358,303
  9 1/4% Debentures............................      99,500        99,500        99,500
  Solid waste revenue bond obligations.........     219,974       220,044       254,479
  Other notes payable, primarily 5.5%-15.5%....     505,674        46,790        40,113
                                                 ----------    ----------    ----------
                                                  1,567,851     1,109,489     1,137,473
Commercial paper and short-term facilities to
  be refinanced................................     259,047       692,615       840,844
                                                 ----------    ----------    ----------
Total long-term debt...........................   1,826,898     1,802,104     1,978,317
Less current portion...........................     151,736         9,241         7,308
                                                 ----------    ----------    ----------
Long-term debt, net of current portion.........  $1,675,162    $1,792,863    $1,971,009
                                                 ==========    ==========    ==========

     The long-term portion of the debt outstanding at September 30, 1998, matures as follows: 2000, $698,795,000; 2001, $4,955,000; 2002, $4,425,000;
2003, $159,977,000 and in subsequent years, $924,711,000.

  EXTRAORDINARY ITEMS

     During the third quarter of fiscal 1997, the Company redeemed $160 million of private placement notes previously scheduled to mature in fiscal 1998 and $11.8 million of tax-exempt debt associated with a landfill that was sold in the third quarter by the Company.

     On September 3, 1997, the Company announced a tender offer for its $300 million 7 7/8% Senior Notes due March 15, 2005. Prior to expiration of the tender offer on September 17, 1997, approximately $230.5 million of these notes were tendered pursuant to the tender offer. During the fourth quarter of fiscal 1997, the Company also acquired $122.6 million of its outstanding publicly traded debt through open market purchases.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

The Company purchased $43.3 million of its 6.10% Senior Notes, $38.8 million of its 6.375% Senior Notes, $40.0 million of its 7.40% Debentures and $0.5 million of its 9 1/4% Debentures.

     These redemptions of debt, aggregating $524.9 million, resulted in extraordinary charges to the Company's fiscal 1997 net income of $15.4 million, after income taxes, or approximately $.076 diluted earnings per share.

  6.10% AND 6.375% SENIOR NOTES

     In January 1996, the Company issued $200 million of 6.10% Senior Notes due January 15, 2003 and $200 million of 6.375% Senior Notes due January 15, 2008 (the "Notes"). The Notes are not redeemable prior to maturity and are not subject to any sinking fund. Net proceeds from the sale of the Notes were applied to the repayment of a portion of the $745 million of Convertible Subordinated Debentures called for redemption on February 2, 1996. See Note
(11).

  7 7/8% SENIOR NOTES

     In March 1995, the Company issued $300 million of 7 7/8% Senior Notes which mature on March 15, 2005. Net proceeds received by the Company from the sale were used to repay indebtedness associated with the acquisition of Attwoods and other working capital requirements.

  7.40% DEBENTURES

     In September 1995, the Company issued $400 million of 7.40% Debentures due September 15, 2035. These debentures are not subject to any sinking fund and may be redeemed as a whole or in part, at the option of the Company at any time. The redemption price is equal to the greater of (i) the principal amount of the debentures and (ii) the present value of future principal and interest payments discounted at a rate specified under the terms of the indenture. Net proceeds received from the sale of these debentures were used to repay short-term indebtedness associated with various acquisitions, including the Attwoods acquisition.

  9 1/4% DEBENTURES

     In May 1991, the Company issued $100 million of 9 1/4% Debentures which mature on May 1, 2021. The debentures may not be redeemed prior to maturity and are not subject to any sinking fund.

  SOLID WASTE REVENUE BOND OBLIGATIONS

     Certain subsidiaries of the Company have entered into agreements under which they receive proceeds from the sale by government authorities of solid waste revenue bonds. These subsidiaries are obligated to make payments sufficient to pay the interest and retire the bonds. The weighted average interest rate of these issues is approximately 5.63%. These issues mature at various dates through the year 2027. The solid waste revenue bond obligations of the subsidiaries are either guaranteed by the Company or supported by letters of credit issued by commercial banks.

  OTHER NOTES PAYABLE

     During February and March 1995, the Company borrowed a total of $160 million under separate senior note agreements with a number of lending institutions. These notes were redeemed during fiscal 1997. Interest was payable semi-annually on the senior notes at rates ranging from 7.5%-8.0%.

     Additionally, notes payable includes mortgages payable and other secured debt, unsecured debt and capitalized lease obligations of the Company. Approximately $208 million of this indebtedness at Septem-

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES ber 30, 1997, related to a large number of separate company debt instruments of Otto Waste Services and its consolidated subsidiaries (divested in March 1998).

  BANK CREDIT AGREEMENTS

     During May 1995, the Company modified the terms of its existing $1 billion revolving credit agreement extending the maturity of the facility to May 2000. The agreement continues to provide total committed credit capacity of $1 billion. This $1 billion credit agreement can be utilized to borrow U.S. domestic dollars or Eurodollars on a committed basis. At the option of the Company and the participating banks, U.S. dollar and Eurodollar loans bear a rate of interest based on the London Interbank Offered Rate ("LIBOR") the prime rate, the federal funds rate or a certificate of deposit rate, plus a margin. The $1 billion revolving credit agreement with a group of U.S. and international banks currently requires a facility fee of .1% per annum on the total commitment, whether used or unused. This $1 billion credit agreement is used primarily to support the Company's commercial paper program. At September 30, 1998 and 1997, the Company had no outstanding borrowings under this bank credit agreement.

     During December 1997, the Company amended the terms of its existing $750 million Multicurrency Revolving Credit Agreement to reduce the total commitment to $500 million and to extend the termination date. Under the terms of the amended agreement, the facility has a 364-day term with a one-year, term-out option available to the Company at any time prior to its maturity date in December 1998. The facility can be utilized to borrow U.S. dollars, pounds sterling, deutsche mark, French francs or Dutch guilders as determined by the Company. At the option of the Company, the loans bear a rate of interest based upon LIBOR or the federal funds rate, plus a margin, or the prime rate. The Multicurrency Revolving Credit Agreement with Credit Suisse, as administrative agent for a group of U.S. and international banks, requires a facility fee of
 .06% per annum on the total commitment, whether used or unused. At September 30, 1998 and 1997, the Company had no outstanding borrowings under this agreement.

     The Company's net worth maintenance requirements under its $1 billion revolving credit agreement and its $500 million Multicurrency Revolving Credit Agreement were amended, effective March 31, 1998. The definition of consolidated net worth was amended to (i) include on a pro forma basis the $409.7 million of common stock (subsequently issued upon the maturity of the Automatic Common Exchange Securities in June 1998) and (ii) to reduce the consolidated net worth requirements to $1.2 billion for the remainder of fiscal 1998. The consolidated net worth requirement of $1.2 billion increases annually after September 30, 1998 by 20% of the consolidated net income of the preceding year and excludes the effect of any foreign currency translation adjustments on net worth.

     In March 1995, Otto Waste Services entered into a five-year revolving credit facility in the amount of 600 million deutsche mark with a group of German and international banks. Interest was payable on loans under the facility at the Frankfurt Interbank Offered Rate ("FIBOR") plus a margin. This agreement required a facility fee of .45% per annum (.30% per annum if Otto Waste Services maintains certain net worth requirements) on the total facility commitment, whether used or unused. At September 30, 1997, Otto Waste Services had outstanding borrowings under this facility of 360 million deutsche mark (approximately U.S. $204.6 million). Otto Waste Services was included with the international operations divested in March 1998.

     As of September 30, 1998, distributions from retained earnings could not exceed $236 million under the most restrictive of the Company's net worth maintenance requirements.

  COMMERCIAL PAPER AND SHORT-TERM FACILITIES TO BE REFINANCED

     Under the Company's commercial paper program, the Company is authorized to issue up to $1.5 billion in commercial paper. The Company may use proceeds from borrowings under this program to refinance existing indebtedness and for general corporate purposes, including interim financing of business acquisitions

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES and funding working capital requirements. Borrowings under the commercial paper program may not exceed the available credit under the Company's existing bank credit agreements. It is the Company's intention to refinance outstanding short-term borrowings classified as long-term debt through the use of existing committed long-term bank credit agreements in the event that alternative long-term refinancing is not arranged. A summary by country of commercial paper balances and other outstanding borrowings to be refinanced is as follows (amounts in thousands):

                                                          SEPTEMBER 30,
                                          ---------------------------------------------   MARCH 31,
                                                  1997                    1998               1999
                                          ---------------------   ---------------------   ----------
                                            AMOUNT     INTEREST     AMOUNT     INTEREST     AMOUNT
                                            TO BE      RATE AT      TO BE      RATE AT      TO BE
                                          REFINANCED   YEAREND    REFINANCED   YEAREND    REFINANCED
                                          ----------   --------   ----------   --------   ----------
United States--
  Commercial paper......................   $     --        --%     $590,676      5.8%      $489,125
  Market Value Put Securities...........         --        --%           --       --%       251,329
  Other.................................         --        --%      101,939      6.7%       100,390
Germany.................................    259,047      4-10%           --       --%            --
                                           --------                --------                --------
                                           $259,047                $692,615                $840,844
                                           ========                ========                ========

     On January 15, 1999, the Company issued $250 million of Market Value Put Securities ("MVPs"). The MVPs bear interest at 6.08% and are subject to a mandatory put on January 18, 2000. First Chicago Capital Markets, Inc. holds an option to remarket the MVPs on that date for an additional two-year term. Proceeds from the MVPs were used to repay a portion of the Company's commercial paper balances.

     As of March 31, 1999, distributions from retained earnings could not exceed $82 million under the most restrictive of the Company's net worth maintenance requirements.

(11) CONVERTIBLE SUBORDINATED DEBENTURES

     On January 2, 1996, the Company announced that its $400 million 6 3/4% Convertible Subordinated Debentures due 2005 and its $345 million 6 1/4% Convertible Subordinated Debentures due 2012 were being called for redemption. The redemption, which occurred on February 2, 1996, resulted in an extraordinary charge to the Company's fiscal 1996 net income of $12.2 million, after income taxes, or approximately $.061 per share.

(12) COMMITMENTS AND CONTINGENCIES

  LEGAL PROCEEDINGS

     The Company and certain subsidiaries are involved in various administrative matters or litigation, including personal injury and other civil actions, as well as other claims and disputes that could result in additional litigation or other adversary proceedings.

     While the final resolution of any matter may have an impact on the Company's consolidated financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the consolidated financial position of the Company.

  ENVIRONMENTAL PROCEEDINGS

     The Company and certain subsidiaries are involved in various environmental matters or proceedings, including original or renewal permit application proceedings in connection with the establishment, operation, expansion, closure and post-closure activities of certain landfill disposal facilities, and proceedings relating to governmental actions resulting from the involvement of various subsidiaries of the Company with certain

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES waste sites (including Superfund sites), as well as other matters or claims that could result in additional environmental proceedings.

     While the final resolution of any matter may have an impact on the Company's consolidated financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the consolidated financial position of the Company.

  INSURANCE MATTERS

     Under its insurance policies, the Company generally has self-insured retention limits ranging from $500,000 to $5,000,000 and has obtained fully insured layers of coverage above such self-retention limits. The Company has a wholly-owned domestic insurance subsidiary which operates as a captive insurance company. It currently writes insurance to meet financial assurance obligations related to closure and post-closure of certain landfills of the Company. At September 30, 1998, no claims had been made relative to this insurance operation, and no claim reserves had been posted.

     In order to meet existing governmental requirements, the Company has been able to secure an environmental impairment liability insurance policy in amounts which the Company believes are in compliance with the amounts required by federal and state law. Under this policy, the Company must reimburse the carrier for losses incurred by the Company.

  WASTE-TO-ENERGY PROJECTS

     Certain of the Company's subsidiaries have 50% ownership interests in American Ref-Fuel partnerships that construct, own and operate facilities which generate and sell electricity from the incineration of solid waste. Substantially all of the remaining ownership interests are held by Duke/UAE Ref-Fuel LLC, an entity indirectly owned 65% by Duke Capital Corporation ("Duke Capital") and 35% by United American Energy Corporation. The five facilities currently in commercial operation under this ownership structure are located in Hempstead, New York, Essex County in New Jersey, Preston, Connecticut, Niagara Falls, New York and Rochester, Massachusetts. Financing arrangements for four of these projects include agreements with the Company and Duke Capital to each severally fund one-half of each partnership's cash deficiencies resulting from the partnership's failure to perform.

     With respect to the facilities located in Hempstead, New York, Essex County in New Jersey and Preston, Connecticut, the Company and Duke Capital generally will not be required to fund cash deficiencies associated with waste deliveries by the sponsoring municipality below certain minimum levels, changes in law or termination of incineration service for reasons other than default by the respective partnership. In the event of a partnership default which results in termination of incineration service, the Company may limit its financial obligations by partnership as follows:

     Hempstead, New York -- Funding of 50% of periodic payments related to outstanding debt. At September 30, 1998, $210 million of total unamortized project debt was outstanding. Average annual debt service on 50% of the debt over the next five years is $11 million. The Company has guaranteed $5 million of additional partnership debt and annual debt service on such debt is estimated to be $.2 million.

     Essex County in New Jersey -- Funding of 50% of cash deficiencies including debt service up to $50 to $100 million, depending upon the circumstances. Average annual debt service on 50% of the debt over the next five years is $10 million.

     Preston, Connecticut -- Funding of 50% of periodic payments related to outstanding debt. At September 30, 1998, total outstanding debt included $85 million of unamortized project debt and $43 million of additional partnership debt (of which $21.5 million is guaranteed by the Company). Average annual debt service on 50% of the debt over the next five years is $5 million.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

     With respect to the facilities located in Niagara Falls, New York and Rochester, Massachusetts, the Company may limit its financial obligations by partnership as follows:

     Niagara Falls, New York--Funding of 50% of partnership cash deficiencies relating to debt service. At September 30, 1998, $165 million of total unamortized partnership debt was outstanding (of which $82.5 million is guaranteed by the Company). Average annual debt service on 50% of the debt over the next five years is estimated to be $3 million.

     SEMASS in Rochester, Massachusetts--Under support agreements and guarantees
(i) lending up to 50% of $5 million to the SEMASS Partnership under certain circumstances, (ii) deferring up to 50% of $7 million of operating cost reimbursement, and (iii) funding up to 50% of $5 million in operating damages. These obligations have been assigned to the lenders. The SEMASS Partnership has non-recourse indebtedness outstanding of approximately $291 million (weighted averaged fixed rate of 9.7%) as of September 30, 1998. Average annual debt service on 50% of the debt over the next five years is approximately $19 million.

  OPERATING LEASES

     The Company and its subsidiaries lease substantial portions of their office and other facilities under various lease agreements. During the fourth quarter of fiscal 1998, the Company acquired approximately $84 million of trucks and containers under the purchase option provisions of related operating lease agreements. At September 30, 1998, total minimum rental commitments becoming payable under all noncancellable operating leases are as follows (in thousands):

1999.................................................  $ 44,011
2000.................................................  $ 40,450
2001.................................................  $ 38,959
2002.................................................  $ 39,876
2003.................................................  $ 35,886
2004-2008............................................  $136,489
2009-2013............................................  $100,946
All years thereafter.................................  $ 28,488

     Total rental expenses for fiscal years 1996, 1997 and 1998, substantially all of which related to fixed amount rental agreements, were $105,134,000, $107,622,000 and $97,088,000, respectively.

(13) PREFERRED STOCK

     The Company is authorized by its Restated Certificate of Incorporation to issue 25 million shares of preferred stock, the terms and conditions to be determined by the Board of Directors in creating any particular series.

(14) PREFERRED STOCK PURCHASE RIGHTS PLAN

     In June 1988, the Board of Directors of the Company adopted a Preferred Stock Purchase Rights Plan and in connection therewith declared a dividend of one Preferred Stock Purchase Right on each outstanding share of the Company's common stock and on each share subsequently issued until separate Rights certificates were distributed, or the Rights expired or were redeemed. In June 1998, prior to the expiration of the June 1988 plan, the Board of Directors adopted a new plan and declared a dividend distribution of one Right for each outstanding share of the Company's common stock, payable on June 15, 1998. When exercisable, each Right will entitle a holder to purchase one one-hundredth of a share of a new series of the Company's Preferred Stock at an exercise price of $125.00, subject to adjustment.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

     If the Company is acquired in a business combination transaction on or at any time after the date on which a person obtains ownership of 20% or more of the Company's outstanding common stock, provision generally must be made prior to the consummation of such transaction to entitle each holder of a Right to purchase at the exercise price a number of the acquiring company's common shares having a market value at the time of such transaction of two times the exercise price of the Right. The Rights also provide that upon the occurrence of certain other specific matters, each holder will have the right to receive, upon payment of the exercise price, shares of the new series of Preferred Stock having a market value of two times the exercise price of a Right. The Company has a right to redeem the Rights for $.01 per Right prior to the time they become exercisable. The Rights will expire on June 15, 2008.

(15) COMMON STOCK

  EARNINGS PER SHARE

     In February 1997, SFAS No. 128, "Earnings Per Share" was issued. This statement, which established new standards for computing and presenting earnings per share, became effective for the Company's quarter ended December 31, 1997. All prior periods presented have been restated pursuant to the requirements of this new standard. The adoption of SFAS No. 128 had no material effect on the Company's previously reported earnings per share. The following table reconciles the number of common shares outstanding with the number of common shares used in computing basic and diluted earnings per share for the three years ended September 30, 1998 and the six months ended March 31, 1998 and 1999 (in thousands):

                                                                    SIX MONTHS ENDED
                                                                       MARCH 31,
                                                                   ------------------
                                   1996       1997       1998       1998       1999
                                  -------    -------    -------    -------    -------
                                                                      (UNAUDITED)
Common shares outstanding, end
  of period.....................  212,363    212,148    162,303    186,105    156,821
Less--Shares held in Stock and
  Employee Benefit Trust........  (11,012)    (7,252)        --     (6,082)        --
                                  -------    -------    -------    -------    -------
Common shares outstanding for
  purposes of computing earnings
  per share, end of period......  201,351    204,896    162,303    180,023    156,821
Effect of using weighted average
  common shares outstanding.....   (1,398)    (2,096)    17,850      8,087      2,629
                                  -------    -------    -------    -------    -------
Shares used in computing
  earnings per share--basic.....  199,953    202,800    180,153    188,110    159,450
Effect of shares issuable under
  stock option plans based on
  the treasury stock method.....       --        945      1,145      1,228      1,066
                                  -------    -------    -------    -------    -------
Shares used in computing
  earnings per share--diluted...  199,953    203,745    181,298    189,338    160,516
                                  =======    =======    =======    =======    =======

     Shares of common stock held in the Stock and Employee Benefit Trust (the "Trust") were not considered to be outstanding in the computation of common shares outstanding until shares were utilized at the Company's option for the purposes for which the Trust was established.

     Basic earnings per share amounts were computed by dividing earnings by the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share amounts were computed considering the dilutive effect of stock options in the calculation. Options to purchase 2.8 million shares of common stock at prices ranging from $35.31 to $43.38 per share were outstanding during fiscal 1998 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES than the average market price of the common shares. The 7.25% Automatic Common Exchange Securities had no effect on the computations for the periods presented.

  COMMON STOCK REPURCHASE PROGRAM

     As previously announced, in October 1997, the Company repurchased 15 million shares of its outstanding common stock at a price of $39 per share under the terms of a Dutch auction tender offer. This purchase of approximately $585 million of common stock was the first phase of a two-part program to buy back $1 billion of the Company's common stock. The second phase of the program, approximately $415 million in open market purchases and privately negotiated transactions of common stock or automatic common exchange security units, was completed early in the third quarter of fiscal 1998.

     In late March 1998, coincident with the announcement of completion of the sale of its operations outside North America to SITA, the Company announced that its Board of Directors had approved a $500 million increase to the current stock repurchase program permitting the Company to repurchase additional shares of its common stock. This expanded share repurchase program was completed in June 1998.

     In early July 1998, the Company announced that its Board of Directors approved an additional $750 million increase to its common stock repurchase program. It is anticipated that this newly authorized share repurchase program will be completed on or before September 30, 1999.

     Through September 30, 1998, the Company had repurchased approximately 56.3 million shares of its common stock at a total cost of $2.0 billion, as authorized under the common stock repurchase program discussed above.

  STOCK AND EMPLOYEE BENEFIT TRUST

     In February 1995, the Company established a Stock and Employee Benefit Trust to which it sold 15,000,000 shares of the Company's newly issued common stock. This trust was established to provide the Company the option to use the trust to fund future payments under existing employee compensation and benefit plans as well as other general corporate purposes for which common stock might be issued. All remaining shares held in the Stock and Employee Benefit Trust were fully utilized during the third quarter of fiscal 1998, and, as a result, the trust has been terminated. Unutilized shares in the trust were valued at market at the end of each reporting period and reflected as a reduction of common stockholders' equity in the balance sheet.

  AUTOMATIC COMMON EXCHANGE SECURITIES

     In July 1995, the Company issued to the public 11,499,200 7.25% Automatic Common Exchange Securities with a stated amount of $35.625 per security ($409.7 million in total). Each security consisted of (1) a purchase contract under which (a) the holder would purchase from the Company on June 30, 1998 (earlier under certain circumstances), for an amount in cash equal to the stated amount of $35.625, between .8333 of a share (in total approximately 9.6 million shares) and one share (a maximum of 11,499,200 shares) of the Company's common stock (depending on the then market value of the common stock) and (b) the Company would pay the holder contract fees at the rate of 2.125% per annum on the security, and (2) 5.125% United States Treasury Notes having a principal amount equal to $35.625 and maturing on June 30, 1998. The Treasury Notes underlying these securities were pledged as collateral to secure the holders' obligations to purchase the Company's common stock under the purchase contract. On June 30, 1998, the principal of the Treasury Notes underlying such securities was automatically applied to satisfy in full the holders' obligations to purchase the Company's common stock, and the Company issued 11,499,200 shares of its common stock (from treasury stock) to the holders of these securities in exchange for cash proceeds of $409.7 million.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

  STOCK INCENTIVE PLANS

     The Company presently maintains six stock option plans affording employees, directors and other persons affiliated with the Company the right to purchase shares of its common stock. At September 30, 1998, options were available for future grants only under four plans, the Company's 1990 plan, both 1993 plans and the 1996 plan. At September 30, 1998, all of the options outstanding were non-qualified stock options, except for 51,300 incentive stock options issued to the Company's officers. The exercise price, term and other conditions applicable to each option granted under the Company's plans are generally determined by the Compensation Committee at the time of the grant of each option and may vary with each option granted. The stock options generally vest 25% per year over a four-year period and expire after 10 years. The options are granted at a price equal to the stock's fair market value on the date of the grant.

     Transactions under all stock option plans are summarized below (option amounts in thousands):

                                           1996                         1997                         1998
                                --------------------------   --------------------------   --------------------------
                                          WEIGHTED AVERAGE             WEIGHTED AVERAGE             WEIGHTED AVERAGE
                                OPTIONS    EXERCISE PRICE    OPTIONS    EXERCISE PRICE    OPTIONS    EXERCISE PRICE
Outstanding at beginning of
  year........................   10,173        $26.53        12,012         $27.49        10,518         $28.03
Granted.......................    2,689        $30.46         1,974         $26.91         1,985         $36.15
Exercised.....................     (564)       $22.54        (2,918)        $24.89        (2,071)        $26.85
Terminated....................     (286)       $30.90          (550)        $29.04          (476)        $30.39
                                -------                      ------                       ------
Outstanding at end of year....   12,012        $27.49        10,518         $28.03         9,956         $29.78
                                -------                      ------                       ------
Exercisable at end of year....    6,853        $26.77         5,787         $27.71         5,801         $28.33
Available for future grants at
  end of year.................   12,424                       9,979                        8,276

     As of September 30, 1998, the options outstanding are as follows (option amounts in thousands):

                                            OUTSTANDING                           EXERCISABLE
                           ---------------------------------------------   --------------------------
        RANGE OF                     WEIGHTED AVERAGE   WEIGHTED AVERAGE             WEIGHTED AVERAGE
     EXERCISE PRICES       OPTIONS    EXERCISE PRICE    REMAINING YEARS    OPTIONS    EXERCISE PRICE
$17.31-$20.00............     454         $17.31               3.2            454         $17.31
$20.01-$30.00............   4,641         $26.09               5.8          3,246         $25.78
$30.01-$40.00............   4,495         $33.95               7.1          1,735         $33.34
$40.01-$43.38............     366         $40.88               1.2            366         $40.88

     Under the 1993 and 1996 Stock Incentive Plans, restricted common stock of the Company may be granted to officers, other key employees and certain non-employee directors. Shares granted are subject to certain restrictions on ownership and transferability. Such restrictions on outstanding restricted stock grants lapse two years from the date of grant for officers, 18 months to three years for key employees and three years for non-employee directors. However, beginning in fiscal 1997, annual stock awards granted to non-employee directors are no longer restricted. The deferred compensation expense related to restricted stock grants is amortized to expense on a straight-line basis over the period of time the restrictions are in place and the unamortized portion is classified as a reduction of additional paid-in capital in the Company's Consolidated Balance Sheet. Additionally, the 1993 and 1996 Stock Incentive Plans provide for common stock awards. Restricted stock grants and common stock awards reduce stock options otherwise available for future grant. Of the 2,000,000 shares which may be awarded to officers and key employees as restricted stock grants or stock awards, 46,850 restricted shares were issued during the current year and 51,600 restricted shares were outstanding as of September 30, 1998. In addition, 1,980 restricted shares issued to non-employee directors were outstanding as of September 30, 1998. Common stock awards totaling 2,135 shares were granted to non-employee directors during fiscal 1998. Shares of restricted stock granted for the three years ended September 30, 1998 were as follows:

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                                                   YEAR ENDED SEPTEMBER 30,
                                                  ---------------------------
                                                   1996      1997      1998
                                                  ------    ------    -------
Restricted stock granted........................  94,655     5,750     46,850
Weighted average fair value of restricted stock
  granted.......................................  $31.12    $31.82     $35.15

     During fiscal 1997 and 1998, performance share awards of 1,028,500 and 198,500, respectively, were granted to officers and certain key employees pursuant to the Company's Long-Term Incentive Plan. After considering cancellation of 219,875 of these awards, 1,007,125 of the performance share awards remained outstanding as of September 30, 1998. These performance shares vest in increments of 25% based upon the attainment of performance goals as described in the Long-Term Incentive Plan. The performance shares are earned only if the market price of the Company's common stock exceeds specific price targets while attaining certain levels of cash returns on gross assets in excess of the Company's weighted average cost of capital. No compensation expense has been recorded to date related to these awards.

     The Company accounts for all stock incentive plans related to employees under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Compensation expense related to these plans during fiscal years 1996, 1997 and 1998 was $1,771,000, $1,662,000 and $963,644, respectively.

     The Company's consolidated results of operations on a pro forma basis, as though the compensation cost for these plans had been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", are as follows (in thousands, except per share amounts):

                                                       YEAR ENDED SEPTEMBER 30,
                                                   ---------------------------------
                                                     1996         1997        1998
                                                   ---------    --------    --------
Pro forma income (loss) before extraordinary
  items and cumulative effects of changes in
  accounting
  principles.....................................  $ (91,642)   $278,698    $341,214
Pro forma net income (loss)......................  $(103,801)   $260,217    $330,652
Pro forma income (loss) per common and common
  equivalent share
  Income (loss) before extraordinary items and
     cumulative effects of changes in accounting
     principles..................................  $   (0.46)   $   1.37    $   1.88
  Net income (loss)..............................  $   (0.52)   $   1.28    $   1.82

     Because SFAS No. 123 has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for the grants:

                                                       YEAR ENDED SEPTEMBER 30,
                                                --------------------------------------
                                                   1996          1997          1998
                                                ----------    ----------    ----------
Risk-free interest rate.....................      5.6%-6.7%     6.1%-6.9%     5.1%-5.9%
Expected lives (in years)...................             6             6             6
Expected volatility.........................    22.9%-25.8%   19.3%-24.5%   21.0%-23.2%
Expected dividend yields....................      2.2%-2.7%     1.8%-2.6%     1.9%-2.1%

     The weighted average fair values of options granted during fiscal years 1996, 1997 and 1998 were $8.67, $7.68 and $9.78 per option, respectively.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

  DIVIDEND REINVESTMENT PLAN

     The Company has a Dividend Reinvestment Plan which provides registered common stockholders an opportunity to reinvest automatically their dividends in shares of the Company's common stock. Each participant in the plan may also make additional cash payments of not less than $25 per remittance and not more than $60,000 per calendar year to be invested in such common shares pursuant to the plan. The plan provides that newly issued shares may be acquired from the Company, purchased on the open market or purchased under a combination of the two alternatives.

(16) FOREIGN CURRENCY TRANSLATION

     Increases (decreases) in the component of common stockholders' equity associated with foreign currency translation adjustments for the three years ended September 30, 1998, are as follows (in thousands):

                                                       YEAR ENDED SEPTEMBER 30,
                                                  -----------------------------------
                                                    1996         1997
                                                    ----         ----         1998
Beginning cumulative translation adjustment.....  $  30,821    $ (31,138)   $(104,607)
Translation adjustment for the fiscal year......    (61,959)    (126,334)     (25,347)
Sale of Italian operations......................         --       52,865           --
Sale of international operations................         --           --      107,642
                                                  ---------    ---------    ---------
Ending cumulative translation adjustment........  $ (31,138)   $(104,607)   $ (22,312)
                                                  =========    =========    =========

(17) INCOME TAXES

     The components of (i) earnings before income taxes, minority interest, extraordinary items and cumulative effects of changes in accounting principles and (ii) the income tax provision for each of the three fiscal years ended September 30, are as set forth below (in thousands).

                                                     1996         1997         1998
                                                     ----         ----         ----
Domestic:
  Excluding special credits (charges)............  $ 429,705    $ 498,141    $517,719
  Special credits (charges)......................   (187,087)      71,330       3,545
                                                   ---------    ---------    --------
  As reported....................................    242,618      569,471     521,264
                                                   ---------    ---------    --------
Foreign(1):
  Excluding special credits (charges)............     44,801       78,880      48,885
  Special credits (charges)......................   (259,713)    (153,209)     17,919
                                                   ---------    ---------    --------
  As reported....................................   (214,912)     (74,329)     66,804
                                                   ---------    ---------    --------
Total:
  Excluding special credits (charges)............    474,506      577,021     566,604
  Special credits (charges)......................   (446,800)     (81,879)     21,464
                                                   ---------    ---------    --------
  As reported....................................  $  27,706    $ 495,142    $588,068
                                                   =========    =========    ========

---------------
(1) Amounts are net of intercompany interest expense for fiscal years 1996, 1997 and 1998 of $53,660,000, $42,976,000 and $18,795,000, respectively. Prior to the divestiture of its international operations in March 1998, the Company maintained a capital structure with respect to its foreign operations designed to minimize worldwide income and other tax costs.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                                                                  STATE &
                                          FEDERAL     FOREIGN      LOCAL       TOTAL
                                          --------    --------    --------    --------
1996:
  Current...............................  $ 51,900    $ 33,497    $ 17,463    $102,860
  Deferred..............................    30,895     (35,382)      7,521       3,034
  Amortization of investment tax
     credit.............................      (706)         --          --        (706)
                                          --------    --------    --------    --------
                                          $ 82,089    $ (1,885)   $ 24,984    $105,188
                                          ========    ========    ========    ========
1997:
  Current...............................  $101,460    $ 12,367    $  3,790    $117,617
  Deferred..............................    45,944      19,296      15,906      81,146
  Amortization of investment tax
     credit.............................      (706)         --          --        (706)
                                          --------    --------    --------    --------
                                          $146,698    $ 31,663    $ 19,696    $198,057
                                          --------    --------    --------    --------
1998:
  Current...............................  $105,191    $ 15,593    $ 17,515    $138,299
  Deferred..............................    74,471       9,640      10,385      94,496
  Amortization of investment tax
     credit.............................      (706)         --          --        (706)
                                          --------    --------    --------    --------
                                          $178,956    $ 25,233    $ 27,900    $232,089
                                          ========    ========    ========    ========

     The following is a reconciliation between the U.S. federal income tax rate and the effective income tax rate for each of the three fiscal years in the period ended September 30, 1998:

                                                             1996     1997      1998
                                                            ------    -----    ------
Excluding Special Charges:
  Income tax--U.S. federal rate...........................   35.00%   35.00%    35.00%
  Federal effect of state income taxes....................   (2.31)   (1.39)    (1.66)
  Effect of foreign operations............................   (2.05)     .06      (.14)
  All other, net..........................................    2.77     2.35      1.53
                                                            ------    -----    ------
  Federal and foreign.....................................   33.41    36.02     34.73
  State income taxes......................................    6.59     3.98      4.74
                                                            ------    -----    ------
  Effective income tax rate, excluding special charges....   40.00    40.00     39.47
Effect of Special Charges.................................  339.66       --        --
                                                            ------    -----    ------
Effective income tax rate.................................  379.66%   40.00%    39.47%
                                                            ======    =====    ======

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at September 30, 1997 and 1998, are as follows (in thousands):

                                                   1997                       1998
                                          -----------------------    -----------------------
                                          DEFERRED     DEFERRED      DEFERRED     DEFERRED
                                            TAX           TAX          TAX           TAX
                                           ASSETS     LIABILITIES     ASSETS     LIABILITIES
                                          --------    -----------    --------    -----------
Depreciation and amortization...........  $126,197     $535,195      $ 89,818     $488,489
Accrued environmental and landfill
  costs.................................   159,508           --       132,790           --
Accruals related to discontinued
  operations............................    10,211           --         4,270           --
Self-insurance accruals.................    68,004           --        69,683           --
Assets and operations to be divested....    29,651           --        19,399           --
Net operating loss carryforwards........    82,843           --        89,192           --
Other...................................   285,196      141,768       240,610      153,025
                                          --------     --------      --------     --------
Deferred tax assets and liabilities.....   761,610      676,963       645,762      641,514
Unamortized investment tax credits......                 19,716                     19,010
Valuation allowance.....................   (47,273)                   (71,466)
                                          --------     --------      --------     --------
Deferred tax assets and liabilities, net
  of unamortized investment tax credits
  and valuation allowance...............  $714,337     $696,679      $574,296     $660,524
                                          ========     ========      ========     ========

     The valuation allowance applies principally to a substantial portion of the net operating loss carryforwards and deductions associated with the special charges which could expire prior to utilization by the Company. Foreign net operating loss carryforwards of approximately $27 million are available to reduce future taxable income of the applicable foreign entities for periods which generally range from 1999 to 2004. Domestic state net operating loss carryforwards of approximately $1.6 billion (the tax benefit of which is calculated at rates ranging generally from 5%-10%) are available to reduce future taxable income of the applicable entities taxable in such states for periods which range from 1999 to 2013. The net change in the total valuation allowance for the year ended September 30, 1998, was an increase of $24.2 million, principally due to increased valuation reserves related to the increased net operating loss carryforwards resulting from the restructuring of U.S. legal entities. The fiscal 1997 valuation allowance decreased by $145.5 million from the prior year due to the sale of the Italian operations in the third quarter of fiscal 1997.

     Deferred income taxes have not been provided as of September 30, 1998, on approximately $76 million of undistributed earnings of foreign affiliates which are considered to be permanently reinvested.

(18) EMPLOYEE BENEFIT PLANS

  EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN

     The Company sponsors an employee stock ownership and savings plan which incorporates deferred savings features permitted under IRS Code Section 401(k). The plan covers substantially all U.S. employees with one or more years of service except for certain employees subject to collective bargaining agreements. Eligible employees may make voluntary contributions to one or more of six investment funds through payroll deductions which, in turn, will allow them to defer income for tax purposes. The Company matches these voluntary contributions at a rate of $.50 per $1.00 on the first 5% of the total earnings contributed by each participating employee. The Company matches the voluntary contributions through open market purchases or issuances of shares of the Company's common stock. The Company expenses its contributions to the employee stock ownership and savings plan which for fiscal years 1996, 1997 and 1998 were $11,752,000, $12,710,000 and $12,195,000, respectively.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

  EMPLOYEE RETIREMENT PLANS

     The Company and its domestic subsidiaries have two defined benefit retirement plans covering substantially all U.S. employees except for certain employees subject to collective bargaining agreements. The benefits for these plans are based on years of service and the employee's compensation. The Company's general funding policy for these plans is to make annual contributions to the plans equal to or exceeding the actuary's recommended contribution. During the second quarter of fiscal 1998, the Company changed its method of accounting for recognition of value changes in its employee retirement plan for purposes of determining annual expense under SFAS No. 87, "Employers' Accounting for Pensions", effective October 1, 1997. See Note (5).

     The employees of the Company in various international operations, substantially all of which were divested in March 1998, were covered by defined benefit plans. The benefits for these plans were based generally on years of service and the employee's compensation. Under the Company's funding policy, annual contributions were made in order to fund the plans over the participants' total expected periods of service in conformity with the requirements of local law or custom. No additional disclosures pertaining to these plans have been included because the related amounts were not material to the Company's consolidated financial statements.

     The following table sets forth the funded status and amounts recognized in the Company's Consolidated Balance Sheet as of September 30, 1997 and 1998, and the significant assumptions used in accounting for the U.S. defined benefit plans. The measurement dates for these plans were June 30, 1997 and 1998.

                                                                1997         1998
                                                              ---------    ---------
                                                                 (DOLLAR AMOUNTS
                                                                  IN THOUSANDS)
Actuarial present value of accumulated benefit obligations,
  including vested benefits of $186,856 and $231,046,
  respectively..............................................  $(207,438)   $(257,897)
                                                              =========    =========
Actuarial present value of projected benefit obligation.....  $(222,274)   $(271,277)
Plan assets at fair value, primarily commercial paper,
  common stocks (including 22,000 shares of the Company's
  common stock at both dates) and mutual funds..............    245,032      287,774
                                                              ---------    ---------
Projected benefit obligation (in excess of) less than plan
  assets....................................................     22,758       16,497
Contributions made after measurement date but before end of
  fiscal year...............................................      4,762        6,248
Unrecognized net gain.......................................    (32,020)      (1,224)
Unrecognized prior service cost.............................    (12,654)     (11,351)
Unrecognized net asset at transition........................     (1,292)      (1,099)
                                                              ---------    ---------
Prepaid (accrued) pension costs.............................  $ (18,446)   $   9,071
                                                              =========    =========
Discount rate...............................................       7.75%        6.75%
Rate of increase in compensation levels.....................        4.0%         4.0%
Expected long-term rate of return on assets.................       10.5%        10.5%

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

     The components of net annual pension cost for fiscal years 1996, 1997 and 1998 for the U.S. defined benefit plans were as follows (in thousands):

                                                       1996        1997        1998
                                                     --------    --------    --------
Service cost (benefits earned during the period)...  $ 12,260    $ 13,454    $ 12,100
Interest cost on projected benefit obligation......    13,521      16,050      17,806
Investment gain on plan assets.....................   (27,957)    (42,564)    (40,315)
Net amortization and deferral......................    12,056      21,765       5,343
                                                     --------    --------    --------
Net annual pension (income) expense................  $  9,880    $  8,705    $ (5,066)
                                                     ========    ========    ========

  TERMINATION INDEMNITY PLAN

     The employees of the Company's Italian operations, which were divested in June 1997, were covered by a termination indemnity plan. Benefits under the plan, which were based on periods of service and the employee's compensation, were payable in a lump sum upon (1) retirement, (2) termination, (3) death after 10 years of credited service or (4) disability after 10 years of credited service. Expense in fiscal year 1997 for the period prior to divestiture and for fiscal year 1996 related to this unfunded plan was $1,350,000 and $1,809,000, respectively.

  OTHER POSTRETIREMENT BENEFITS

     The Company currently maintains an unfunded postretirement benefit plan which provides for employees participating in its medical plan to receive a monthly benefit after retirement based on years of service. As permitted under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", the Company chose to recognize the transition obligation (the actuarially-determined accumulated post-retirement benefit obligation of approximately $11.9 million at September 30, 1994) over a 20-year period. Current year expense was not material to the Company's results of operations.

     During the fourth quarter of fiscal 1998, the Company restricted the participation in its postretirement benefit plan to employees over the age of 55 with 10 years of experience and individuals already covered by the plan. The curtailment gain of $9.4 million associated with this benefit reduction was recognized in income in the fourth quarter of fiscal 1998.

  POSTEMPLOYMENT BENEFITS

     The Company maintains no plans which provide significant benefits to former or inactive employees after employment but before retirement.

(19) OPERATIONS BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

     The Company's revenues and income are derived principally from one industry segment, which includes the collection, transportation, processing/recovery and disposal of municipal solid waste and industrial wastes. This segment renders services to a variety of commercial, industrial, governmental and residential customers. Substantially all revenues represent income from unaffiliated customers.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

     The table below reflects certain geographic information relating to the Company's operations. For purposes of this table, general corporate expenses have been included in the computation of income from operations and are classified under "United States and Puerto Rico" (in thousands).

                                                  1996             1997             1998
                                               ----------       ----------       ----------
Revenues:
  United States and Puerto Rico..............  $4,073,558       $4,148,647       $3,937,564
                                               ----------       ----------       ----------
  Foreign--
     Canada..................................     169,077          176,009          172,458
     Other (principally Europe)..............   1,536,642        1,458,316          635,726
                                               ----------       ----------       ----------
          Total foreign......................   1,705,719        1,634,325          808,184
                                               ----------       ----------       ----------
     Consolidated............................  $5,779,277       $5,782,972       $4,745,748
                                               ==========       ==========       ==========
Combined income (loss) from operations and
  equity in earnings of unconsolidated
  affiliates:
  United States and Puerto Rico..............  $  327,421(1)    $  653,866(2)    $  602,059(3)
                                               ----------       ----------       ----------
Foreign--
  Canada.....................................      (7,857)          10,504           20,417
  Other (principally Europe).................    (121,401)         (11,145)          83,869(3)
                                               ----------       ----------       ----------
          Total foreign......................    (129,258)(1)         (641)(2)      104,286
                                               ----------       ----------       ----------
Consolidated.................................  $  198,163       $  653,225       $  706,345
                                               ==========       ==========       ==========

------------------------------
(1) Fiscal year 1996 earnings information for operations in the United States and Puerto Rico and for foreign operations include special charges of $187,087,000 and $259,713,000, respectively. See Note (4).

(2) Fiscal year 1997 earnings information includes special credits (principally net gains from the divestiture of business assets and operations) of $71,330,000 for operations in the United States and Puerto Rico and includes special charges of $153,209,000 for foreign operations, principally Europe. See Note (4).

(3) Fiscal year 1998 earnings information includes special credits (principally net gains from the divestiture of business assets and operations) of $3,545,000 for operations in the United States and Puerto Rico and $17,919,000 related to the divestiture of substantially all of the Company's operations outside of North America in March 1998. See Note (4).

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

                                                            1996          1997          1998
                                                         ----------    ----------    ----------
Depreciation and amortization:
  United States and Puerto Rico........................  $  438,639    $  418,542    $  392,713
                                                         ----------    ----------    ----------
  Foreign--
     Canada............................................      17,615        18,370        16,393
     Other (principally Europe)........................     146,271       132,758        60,849
                                                         ----------    ----------    ----------
          Total foreign................................     163,886       151,128        77,242
                                                         ----------    ----------    ----------
  Consolidated.........................................  $  602,525    $  569,670    $  469,955
                                                         ==========    ==========    ==========
Identifiable assets:
  United States and Puerto Rico........................  $4,803,978    $4,471,306    $4,426,392
                                                         ----------    ----------    ----------
Foreign--
     Canada............................................     206,908       185,372       171,936
     Other (principally Europe)........................   2,590,020     2,021,614       401,153
                                                         ----------    ----------    ----------
          Total foreign................................   2,796,928     2,206,986       573,089(1)
                                                         ----------    ----------    ----------
  Consolidated.........................................  $7,600,906    $6,678,292    $4,999,481
                                                         ==========    ==========    ==========

------------------------------
(1) Fiscal year 1998 identifiable assets declined significantly due to the divestiture of substantially all of the Company's operations outside of North America in March 1998, offset partially by the increase associated with the Company's investment in SITA of $373,888,000 at September 30, 1998.

(20) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosures of the estimated fair values of financial instruments have been determined by the Company using available market data and valuation methodologies. Considerable judgment is required in developing the methodologies used to determine the estimates of fair value and in interpreting available market data and, accordingly, the estimates presented herein are not necessarily indicative of the values of such financial instruments in a current market exchange. Additionally, under certain financing agreements, the Company is prohibited from redeeming certain of the long-term debt before its maturity.

                                                              AS OF SEPTEMBER 30,
                                                  --------------------------------------------
                                                          1997                    1998
                                                  --------------------    --------------------
                                                    BOOK        FAIR        BOOK        FAIR
                                                   VALUE       VALUE       VALUE       VALUE
                                                  --------    --------    --------    --------
                                                                 (IN THOUSANDS)
Debt--
  6.10% Senior Notes............................  $155,471    $152,671    $155,703    $157,907
  6.375% Senior Notes...........................   159,693     154,879     159,840     162,112
  7.40% Debentures..............................   358,233     365,835     358,280     366,542
  7 7/8% Senior Notes...........................    69,306      74,086      69,332      77,297
  9 1/4% Debentures.............................    99,500     123,073      99,500     123,779
  Solid waste revenue bond obligations..........   219,974     229,902     220,044     230,420
  Other notes payable...........................   505,674     526,259      46,790      51,375
  Commercial paper and short-term facilities to
     be refinanced..............................   259,047     258,365     692,615     698,262

     The book values of cash, short-term investments, trade accounts receivables, trade accounts payable and financial instruments included in other receivables, other assets and accrued liabilities approximate their fair values principally because of the short-term maturities of these instruments.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

     The estimated fair value of long-term debt is based on quoted market prices where available or on present value calculations which are calculated using current rates for similar debt with the same remaining maturities.

     In the normal course of business, the Company has letters of credit, performance bonds and other guarantees which are not reflected in the accompanying consolidated balance sheets. In the past, no significant claims have been made against these financial instruments. Management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses to occur in connection with these financial instruments.

(21) RELATED PARTY TRANSACTIONS

     Otto Holding International B.V. ("OHI") owns the other 50% interest of Otto Waste Services. Otto Waste Services was included with the international operations divested by the Company in March 1998. The Company, primarily through its 50% ownership of Otto Waste Services, was previously engaged in various transactions through the ordinary course of business with OHI, its subsidiaries and unconsolidated affiliates or other affiliated parties ("OHI Group"). The OHI Group leased containers and equipment under operating leases and provided certain administrative services to Otto Waste Services during the current fiscal year. Charges for these administrative services were approximately $1.8 million, $3.6 million and $4.7 million for fiscal years 1998, 1997 and 1996, respectively. The Company, including Otto Waste Services, also purchased or entered into capital leases for approximately $30.8 million of containers from the OHI Group during fiscal year 1996; no such capital leases were entered into in fiscal 1998 or 1997. Included in the Company's Consolidated Balance Sheet at September 30, 1997 were the following amounts relating to transactions with the OHI Group (in thousands):

                                                      1997
                                                     -------
Capital lease obligations........................    $30,014
Notes payable, interest payable at FIBOR plus
  2%.............................................      8,077

     During fiscal 1996, Otto Waste Services sold certain assets related to plastics processing to the OHI Group. These assets were sold to OHI for approximately $2.5 million resulting in a loss on the sale for Otto Waste Services of approximately $1.3 million which was included in the Company's fiscal 1996 earnings. Additionally, Otto Waste Services sold the stock of one of its subsidiaries to the OHI Group at its recorded book value of approximately $2.1 million. OHI also sold two companies specializing in plastics recycling and processing to Otto Waste Services at their net book value of approximately $372,000. In connection with the acquisition of these two companies, Otto Waste Services assumed liabilities of approximately $6.6 million of long-term debt with third parties and approximately $7.7 million in net payables with affiliated companies of Otto Waste Services and other companies within the OHI Group.

(22) EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF AUDITOR'S REPORT

     On March 8, 1999, the Company and Allied announced that they had entered into a definitive merger agreement under which Allied will acquire the Company for $45 in cash for each outstanding share of the Company's common stock. The transaction is structured as a merger of the Company with a subsidiary of Allied and is subject to the approval of the Company's stockholders and other customary conditions. The Company and Allied are pursuing the necessary approvals. The merger agreement may be terminated and the merger may be abandoned under a number of conditions. If this were to occur, dependent upon the reasons for termination of the merger agreement, a termination fee of $225 million could be payable by the Company to Allied, receivable by the Company from Allied, or no fee may be payable.

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES

(23) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                     FIRST           SECOND          THIRD           FOURTH
                                    QUARTER         QUARTER         QUARTER         QUARTER
                                   ----------      ----------      ----------      ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.................  1997    $1,495,137      $1,413,731      $1,471,252      $1,402,852
                           1998    $1,344,742      $1,305,717      $1,042,648      $1,052,641

Gross profit.............  1997    $  383,839      $  359,381      $  376,051      $  374,087
                           1998    $  363,383      $  348,993      $  293,636      $  302,075

Income from operations...  1997    $  163,802      $  152,754      $   97,657(1)   $  185,024(1)
                           1998    $  175,321(2)   $  181,069(2)   $  141,578      $  148,299

Income taxes.............  1997    $   50,507      $   47,955      $   30,688      $   68,907
                           1998    $   59,916      $   63,781      $   53,453      $   54,939

Income before
  extraordinary items and
  cumulative effects of
  changes in accounting
  principles.............  1997    $   71,880      $   70,955      $   41,926      $   98,934
                           1998    $   86,758      $   93,343      $   84,201      $   85,071

Net income...............  1997    $   71,880      $   67,831(3)   $   40,241(4)   $   85,262(4)
                           1998    $   72,995(5)   $   96,544(5)   $   84,201      $   85,071

Earnings per share:
  Income before
     extraordinary items
     and cumulative
     effects of changes
     in accounting
     principles

     1997-- Basic........          $    0.357      $    0.350      $    0.206      $    0.484
            Diluted......          $    0.356      $    0.349      $    0.205      $    0.480

     1998-- Basic........          $    0.454      $    0.504      $    0.483      $    0.500
            Diluted......          $    0.451      $    0.501      $    0.480      $    0.497

  Net Income

     1997-- Basic........          $    0.357      $    0.335      $    0.198      $    0.417
            Diluted......          $    0.356      $    0.334      $    0.197      $    0.414
     1998-- Basic........          $    0.382      $    0.521      $    0.483      $    0.500
            Diluted......          $    0.380      $    0.518      $    0.480      $    0.497

------------------------------
(1) In the third quarter of fiscal 1997, the Company incurred special charges of $84 million which included foreign currency translation losses associated with the sale of the Company's Italian operations and anticipated losses related to decisions to divest additional underperforming or non-core business operations and assets, offset partially by net gains from divestitures completed in the third quarter. In the fourth quarter of fiscal 1997, the Company reported a special credit of $2.2 million related principally to net gains from the sale of business operations in the fourth quarter, offset partially by changes in estimated losses associated with previous decisions to divest certain operations and assets. See Note (4).

(2) In the second quarter of fiscal 1998, the Company recorded pre-tax special credits of $17.9 million related to the gain recognized from the sale in March 1998 of substantially all of the Company's operations outside of North America to SITA, a Paris-based subsidiary of Suez Lyonnaise des Eaux. The remaining

               BROWNING-FERRIS INDUSTRIES, INC. AND SUBSIDIARIES special credits of $2.6 million and $1.0 million recorded in the first and second quarters of fiscal 1998, respectively, related principally to net gains associated with the divestiture of certain North American Operations. See Note (4).

(3) In the second quarter of fiscal 1997, the Company recorded an after-tax loss of $3.1 million associated with the redemption of approximately $250 million of debt by an unconsolidated affiliate (American Ref-Fuel Company of Hempstead), which was reflected in the Company's Consolidated Statement of Operations as an extraordinary item. See Note (8).

(4) In the third and fourth quarters of fiscal 1997, the Company recorded after-tax losses of $1.7 million and $13.7 million, respectively, associated with redemption of debt, which was reflected in the Company's Consolidated Statement of Operations as an extraordinary item. See Note (10).

(5) In the first quarter of fiscal 1998, the Company recorded an after-tax charge of $13.8 million as the cumulative effect of a change in accounting principle in response to the FASB's Emerging Issues Task Force EITF No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation", a consensus ruling requiring that certain business process reengineering costs typically capitalized by companies be expensed as incurred. In the second quarter of fiscal 1998, the Company recorded an after-tax credit of $4.2 million as the cumulative effect of a change in accounting principle. The Company changed its method of accounting for recognition of value changes in its employee retirement plan for purposes of determining annual expense under SFAS No. 87, "Employers' Accounting for Pensions", effective October 1, 1997. See Note
    (5).

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          ALLIED WASTE INDUSTRIES, INC.

                                          By:     /s/ PETER S. HATHAWAY

                                            ------------------------------------
                                                       Vice President
                                                and Chief Accounting Officer

Date: July 19, 1999